                                                                 EXHIBIT 10.47



                            ASSET PURCHASE AGREEMENT



                                  BY AND AMONG



                             LULL LIFT CORPORATION,

                              LULL INDUSTRIES, INC.

                                       AND

                         THE STOCKHOLDERS LISTED HEREIN





                                 AUGUST 15, 1996

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                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----

ARTICLE I                DEFINITIONS
Section 1.1              Definitions . . . . . . . . . . . . . . . . . . .     1
Section 1.2              Interpretive Rules. . . . . . . . . . . . . . . .     5

ARTICLE II               SALE AND PURCHASE OF ASSETS AND ASSUMPTION
                         OF LIABILITIES
Section 2.1              The Purchase and Sale . . . . . . . . . . . . . .     5
Section 2.2              Assumption of Liabilities . . . . . . . . . . . .     7
Section 2.3              Liabilities Not Assumed . . . . . . . . . . . . .     8
Section 2.4              FMV Schedule. . . . . . . . . . . . . . . . . . .     8

ARTICLE III              PURCHASE PRICE
Section 3.1              Purchase Price Determination. . . . . . . . . . .     9
Section 3.2              Payment . . . . . . . . . . . . . . . . . . . . .     9
Section 3.3              Working Capital Statement; Adjustments. . . . . .    10
Section 3.4              Additional Purchase Price . . . . . . . . . . . .    11

ARTICLE IV               CLOSING
Section 4.1              Closing . . . . . . . . . . . . . . . . . . . . .    12

ARTICLE V                ADDITIONAL AGREEMENTS . . . . . . . . . . . . . .
Section 5.1              Expenses. . . . . . . . . . . . . . . . . . . . .    12
Section 5.2              Escrow Agreement. . . . . . . . . . . . . . . . .    12
Section 5.3              Noncompetition Agreements . . . . . . . . . . . .    12
Section 5.4              Employment and Consulting Agreement . . . . . . .    12
Section 5.5              Employee Benefit Matters. . . . . . . . . . . . .    12
Section 5.6              Certain Insurance Coverage. . . . . . . . . . . .    13
Section 5.7              Certain Software Licenses . . . . . . . . . . . .    13

ARTICLE VI               REPRESENTATIONS AND WARRANTIES OF THE
                         SELLERS
Section 6.1              Title to the Purchased Assets . . . . . . . . . .    13
Section 6.2              Valid and Binding Agreement . . . . . . . . . . .    13
Section 6.3              Corporate Organization. . . . . . . . . . . . . .    13
Section 6.4              No Violation. . . . . . . . . . . . . . . . . . .    14
Section 6.5              Consents and Approvals. . . . . . . . . . . . . .    14
Section 6.6              Financial Statements. . . . . . . . . . . . . . .    14

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Section 6.7              Interim Operations and Absence of Certain Changes    15
Section 6.8              Employee Benefit Plans. . . . . . . . . . . . . .    16
Section 6.9              Compliance with Law . . . . . . . . . . . . . . .    18
Section 6.10             Litigation, Claims. . . . . . . . . . . . . . . .    19
Section 6.11             Contracts and Commitments . . . . . . . . . . . .    19
Section 6.12             Intellectual Property Rights. . . . . . . . . . .    19
Section 6.13             Liens . . . . . . . . . . . . . . . . . . . . . .    20
Section 6.14             Insurance . . . . . . . . . . . . . . . . . . . .    20
Section 6.15             Disclosure. . . . . . . . . . . . . . . . . . . .    20
Section 6.16             Accounts Receivable and Accounts Payable. . . . .    20
Section 6.17             Inventory and Backlog . . . . . . . . . . . . . .    21
Section 6.18             Tangible Personal Property. . . . . . . . . . . .    21
Section 6.19             Real Property . . . . . . . . . . . . . . . . . .    21
Section 6.20             Employees . . . . . . . . . . . . . . . . . . . .    23
Section 6.21             Labor Disagreements . . . . . . . . . . . . . . .    23
Section 6.22             Governmental Authorizations . . . . . . . . . . .    23
Section 6.23             Tax Matters . . . . . . . . . . . . . . . . . . .    24
Section 6.24             Customers and Vendors . . . . . . . . . . . . . .    26
Section 6.25             Distributors and Representatives. . . . . . . . .    26
Section 6.26             Adequacy and Sufficiency of Assets. . . . . . . .    26
Section 6.27             Environmental Matters . . . . . . . . . . . . . .    26
Section 6.28             Government Contracts. . . . . . . . . . . . . . .    28
Section 6.29             Defects in Products or Designs; Product Safety. .    28
Section 6.30             Product Warranties. . . . . . . . . . . . . . . .    29
Section 6.31             Broker's or Finder's Fees . . . . . . . . . . . .    29
Section 6.32             Related Party Transactions. . . . . . . . . . . .    29
Section 6.33             Absence of Questionable Payments. . . . . . . . .    29
Section 6.34             Boom Recall Machines. . . . . . . . . . . . . . .    30

ARTICLE VII              REPRESENTATIONS AND WARRANTIES OF THE
                         BUYER
Section 7.1              Organization, Standing and Power. . . . . . . . .    30
Section 7.2              Valid and Binding Agreements. . . . . . . . . . .    30
Section 7.3              No Violation. . . . . . . . . . . . . . . . . . .    30
Section 7.4              Consents and Approvals. . . . . . . . . . . . . .    30
Section 7.5              Broker's or Finder's Fees . . . . . . . . . . . .    31
Section 7.6              Insurance . . . . . . . . . . . . . . . . . . . .    31

ARTICLE VIII             COVENANTS
Section 8.1              Compliance with Law . . . . . . . . . . . . . . .    31
Section 8.2              Operation of Business Prior to Closing. . . . . .    31
Section 8.3              Access. . . . . . . . . . . . . . . . . . . . . .    33
Section 8.4              Environmental Matters . . . . . . . . . . . . . .    34

ARTICLE IX               CONDITIONS PRECEDENT TO OBLIGATIONS OF
                         THE BUYER
Section 9.1              Representations and Warranties. . . . . . . . . .    35
Section 9.2              Covenants, Agreements and Conditions. . . . . . .    35
Section 9.3              No Material Adverse Change. . . . . . . . . . . .    35
Section 9.4              Corporate Proceedings; Consents and Approvals . .    35
Section 9.5              Proceedings . . . . . . . . . . . . . . . . . . .    35
Section 9.6              Governmental Approvals. . . . . . . . . . . . . .    35
Section 9.7              Insurance . . . . . . . . . . . . . . . . . . . .    36
Section 9.8              Deliveries. . . . . . . . . . . . . . . . . . . .    36
Section 9.9              Releases of Liens . . . . . . . . . . . . . . . .    36
Section 9.10             Customer Relationships. . . . . . . . . . . . . .    36
Section 9.11             Consents of Third Parties . . . . . . . . . . . .    37
Section 9.12             Opinion of Counsel. . . . . . . . . . . . . . . .    37
Section 9.13             Payment of Expenses . . . . . . . . . . . . . . .    37

ARTICLE X                CONDITIONS PRECEDENT TO OBLIGATIONS OF
                         THE SELLERS
Section 10.1             Representations and Warranties. . . . . . . . . .    37
Section 10.2             Covenants, Agreements and Conditions. . . . . . .    37
Section 10.3             Proceedings . . . . . . . . . . . . . . . . . . .    37
Section 10.4             Corporate Proceedings; Consents and Approvals . .    37
Section 10.5             Governmental Approvals. . . . . . . . . . . . . .    38
Section 10.6             Deliveries. . . . . . . . . . . . . . . . . . . .    38
Section 10.7             Opinion of Counsel. . . . . . . . . . . . . . . .    38
Section 10.8             Insurance . . . . . . . . . . . . . . . . . . . .    38

ARTICLE XI               POST-CLOSING MATTERS
Section 11.1             Indemnification . . . . . . . . . . . . . . . . .    38
Section 11.2             Compliance with Environmental Regulatory
                         Requirements and Environmental Indemnification. .    41
Section 11.3             Indemnification Procedures. . . . . . . . . . . .    42
Section 11.4             Limitations on Buyer's Remedies . . . . . . . . .    44
Section 11.5             Special Boom Recall Provisions  . . . . . . . . .    44

Section 11.6             Sellers' Agents . . . . . . . . . . . . . . . . .    46
Section 11.7             Dispute Resolution by Arbitration . . . . . . . .    47
Section 11.8             Confidentiality . . . . . . . . . . . . . . . . .    47
Section 11.9             Noncompetition. . . . . . . . . . . . . . . . . .    48
Section 11.10            Further Assurances. . . . . . . . . . . . . . . .    48
Section 11.11            Accounts Receivable . . . . . . . . . . . . . . .    48
Section 11.12            Pro-Rating of Expenses. . . . . . . . . . . . . .    49
Section 11.13            Use of Name . . . . . . . . . . . . . . . . . . .    49
Section 11.14            Maintenance of Corporate Existence. . . . . . . .    49
Section 11.15            Sellers' Access to Tax Information. . . . . . . .    49

ARTICLE XII              TERMINATION
Section 12.1             Methods of Termination. . . . . . . . . . . . . .    50
Section 12.2             Procedure Upon Termination. . . . . . . . . . . .    50

ARTICLE XIII             MISCELLANEOUS
Section 13.1             Survival of Representations and Warranties. . . .    51
Section 13.2             Notices . . . . . . . . . . . . . . . . . . . . .    51
Section 13.3             Governing Law . . . . . . . . . . . . . . . . . .    52
Section 13.4             Modification; Waiver. . . . . . . . . . . . . . .    52
Section 13.5             Entire Agreement. . . . . . . . . . . . . . . . .    52
Section 13.6             Assignment; Successors and Assigns. . . . . . . .    52
Section 13.7             Public Announcements. . . . . . . . . . . . . . .    52
Section 13.8             Severability. . . . . . . . . . . . . . . . . . .    53
Section 13.9             No Third Party Beneficiary. . . . . . . . . . . .    53
Section 13.10            Execution in Counterpart. . . . . . . . . . . . .    53

Exhibit A                Principles and Procedures
Exhibit B                Form of Escrow Agreement
Exhibit C                Form of Bill of Sale, Assignment and
                         Assumption Agreement
Exhibits D-1 and D-2     Forms of Noncompetition and Nondisclosure Agreements
Exhibit D-3              Form of Employment, Consulting and Noncompetition
                         Agreement
Exhibit E                Form of Opinion of Leonard, Street and Deinard
Exhibit F                Form of Opinion of Dickstein Shapiro Morin & Oshinsky
                         LLP
Exhibit G                Boom Recall

Schedule 2.1(v)          Hertz Equipment Rentals
Schedule 2.2             Assumed Liabilities
Schedule 2.4             FMV Schedule
Schedule 5.7             Certain Software Licenses
Schedule 6.1             Title to the Purchased Assets
Schedule 6.3             Corporate Organization
Schedule 6.5             Consents and Approvals
Schedule 6.6A            Financial Statements
Schedule 6.6B            Interim Financial Statements
Schedule 6.7             Interim Operations
Schedule 6.8             Employee Benefit Plans
Schedule 6.10            Litigation, Claims
Schedule 6.11            Contracts and Commitments
Schedule 6.12            Intellectual Property Rights
Schedule 6.13            Liens
Schedule 6.14            Insurance
Schedule 6.17            Inventory and Backlog
Schedule 6.18A           Owned Tangible Personal Property
Schedule 6.18B           Leased Tangible Personal Property
Schedule 6.19A           Owned Real Property
Schedule 6.19B           Leased Real Property
Schedule 6.20            Employees
Schedule 6.21            Labor Disagreements
Schedule 6.22            Governmental Authorizations
Schedule 6.23            Tax Matters
Schedule 6.24            Customers and Vendors
Schedule 6.25            Distributors and Representatives
Schedule 6.27(a)         Hazardous Materials used on the Real Estate
Schedule 6.27(b)         Underground Storage Tanks
Schedule 6.29            Defects in Products or Designs

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Schedule 6.31            Broker's or Finder's Fees
Schedule 6.32            Related Party Transactions
Schedule 7.4             Consents and Approvals
Schedule 7.5             Broker's or Finder's Fees
Schedule 7.6             Buyer's Insurance
Schedule 8.2(b)          Contracts for Capital Expenditures
Schedule 8.2(c)          New Employment Agreements
Schedule 8.2(j)          Company Obligations Satisfied as of
                         the Closing Date
Schedule 8.4(f)          Work Performed by ENSR Consultants
Schedule 9.9             Certain Encumbrances
Schedule 9.11            Consents of Third Parties

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (the "Agreement") dated August 15, 1996, by and among Lull Lift Corporation, a Delaware corporation (the "Buyer"), Lull Industries, Inc., a Minnesota corporation (the "Company"), and the stockholders of the Company listed on the signature page hereto (the "Stockholders," and collectively with the Company, the "Sellers").

                                    RECITALS

     WHEREAS, the Company is engaged in the business of the design, manufacture and sale of rough terrain telescoping boom forklifts (the "Business");

     WHEREAS, the Stockholders own all of the issued and outstanding stock of the Company; and

     WHEREAS, the Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers the Business and substantially all the assets of the Company upon the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants which are to be made and performed by the respective parties, it is hereby agreed as follows:

                                    ARTICLE I

                                   DEFINITIONS

     SECTION 1.1 DEFINITIONS. The following terms when used in this Agreement have the meanings set forth below:

     (a) "Accountants" means McGladrey & Pullen, LLP, as independent certified public accountants for the Company.

     (b)  "Accounts Receivable" has the meaning set forth in Section 11.11.

     (c)  "Additional Purchase Price" has the meaning set forth in Section 3.4.

     (d) "Affiliate" means any Person now or hereinafter controlling, controlled by or under common control with another Person.

     (e)  "Appraiser" has the meaning set forth in Section 2.4.

     (f)  "Arbitrator" has the meaning set forth in Section 11.7.

     (g)  "Assumed Liabilities" has the meaning set forth in Section 2.2.

     (h) "Bill of Sale, Assignment and Assumption Agreement" means the bill of sale, assignment and assumption agreement substantially in the form attached hereto as EXHIBIT C.

     (i) "Boom Recall" means the recall by the Company of the innertube sections of 2-section and 3-section booms which are mounted in rough terrain telescopic boom forklift trucks manufactured by the Company, known as models 644-B, 6K, 844-C, 8K, 1044-C, and 10k, as such recall is further described on EXHIBIT G.

     (j)  "Boom Recall Certificate" has the meaning set forth in Section 3.4.

     (k) "Boom Recall Costs" is equal to all costs and expenses incurred by the Buyer after the Closing Date in connection with the Boom Recall, as determined in accordance with, and limited to, EXHIBIT G.

     (l)  "Boom Recall Vehicles" has the meaning set forth in EXHIBIT G.

     (m) "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, ET SEQ.

     (n)  "Claims Amount Escrow Fund" has the meaning set forth in Section 3.2.

     (o)  "Closing" has the meaning set forth in Section 4.1.

     (p)  "Closing Date" has the meaning set forth in Section 4.1.

     (q)  "Closing Report" has the meaning set forth in Section 3.3(a).

     (r) "Code" means the United States Internal Revenue Code of 1986, as amended.

     (s) "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

     (t)  "Environmental Laws" has the meaning set forth in Section 6.27(b).

     (u) "Escrow Agent" means the escrow agent selected by the parties to act pursuant to the Escrow Agreement.

     (v) "Escrow Agreement" means an escrow agreement substantially in the form attached hereto as EXHIBIT B.

     (w)  "Escrow Amount" has the meaning set forth in Section 3.2.

     (x)  "Estimated Working Capital Statement" has the meaning set forth in
Section 3.1(b).

     (y)  "Estimated Purchase Price" has the meaning set forth in Section
3.1(b).

     (z) "Estimated Working Capital" means the estimated Working Capital of the Company determined by the Company as of the Closing Date in good faith and set forth on the Estimated Working Capital Statement.

     (aa) "Excluded Assets" has the meaning set forth in Section 2.1(b).

     (ab) "Financial Statements" has the meaning set forth in Section 6.6.

     (ac) "GAAP" means generally accepted accounting principles of the United States.

     (ad) "Hazardous Material" has the meaning set forth in Section 6.27.

     (ae) "Improvements" has the meaning set forth in Section 6.19(a).

     (af) "Intellectual Property" means any and all inventions, Marks (including trademarks, service marks, certification marks, collective marks, and collective membership marks whether word, logo, or other forms of Marks, all of the foregoing collectively referred to as "Marks"), trade names, copyrights, applications therefor, patents thereon, registrations thereof and licenses thereof, royalty rights, any and all goodwill associated with the Business or represented by the assets of the Company, trade secrets, secret processes and procedures, engineering, production, assembly design and installation encompassed in any and all embodiments including, but not limited to technical drawings and specifications, working notes and memos, market studies, consultants' reports, technical and laboratory data, competitive samples, engineering prototypes, and confidential information, know-how, and all similar property of any nature, tangible or intangible, including, but not limited to, all property listed or described on SCHEDULE 6.12.

     (ag) "Interim Financial Statements" has the meaning set forth in Section
6.6.

     (ah) "IRS" means the United States Internal Revenue Service.

     (ai) "Leased Improvements" has the meaning set forth in Section 6.19(b).

     (aj) "Leased Property" has the meaning set forth in Section 6.19(b).

     (ak) "Material Adverse Effect" means, with respect to any Person, any event, fact, condition, occurrence or effect which is materially adverse to the business, properties, assets, liabilities, financial condition or operations of such Person.

     (al) "Original Boom Recall Machines" has the meaning set forth in EXHIBIT
G.

     (am) "Pension Plans" has the meaning set forth in Section 6.8(c).

     (an) "Person" means and includes an individual, a partnership, a joint venture, a corporation or trust, an unincorporated organization, a group or a government or other department or agency thereof.

     (ao) "Plans" has the meaning set forth in Section 6.8(a).

     (ap) "Price Waterhouse" means Price Waterhouse LLP, as independent certified public accountants for the Buyer.

     (aq) "Principles and Procedures" means the principles and procedures set forth on EXHIBIT A.

     (ar) "Product" has the meaning set forth in Section 6.29.

     (as) "Purchase Price Escrow Fund" has the meaning set forth in Section 3.2.

     (at) "Purchased Assets" has the meaning set forth in Section 2.1.(a).

     (au) "Real Property" has the meaning set forth in Section 6.19(a).

     (av) "Second Anniversary Date" means the date two years from the date hereof.

     (aw) "Sellers' Agents" has the meaning set forth in Section 11.6.

     (ax) "Stock Option Plan" means the Lull Industries, Inc. stock option plan adopted January 5, 1994.

     (ay) "Tax" has the meaning set forth in Section 6.23(n).

     (az) "Taxing Authority" has the meaning set forth in Section 6.23(o).

     (ba) "Tax Return" has the meaning set forth in Section 6.23(o).

     (bb) "Working Capital" means the excess as of the Closing Date of (i) the Company's current assets (excluding cash) over (ii) the Company's non-interest bearing current liabilities, each as determined in accordance with the Principles and Procedures.

     (bc) "Working Capital Statement" has the meaning set forth in Section
3.3(a).

     SECTION 1.2 INTERPRETIVE RULES. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:
(a) defined terms include the plural as well as the singular and the use of any gender shall be deemed to include the other gender; (b) references to "Articles," "Sections" and other subdivisions and to "Schedules" and "Exhibits" without reference to a document, are to designated Articles, Sections and other subdivisions of, and to Schedules and Exhibits to, this Agreement; (c) the use of the term "including" means "including but not limited to"; and (d) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision.


                                   ARTICLE II

            SALE AND PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

     SECTION 2.1    THE PURCHASE AND SALE.

     (a) Upon the terms and subject to all of the conditions set forth herein, on the Closing Date, the Company agrees to sell to the Buyer and the Buyer shall purchase from the Company, free and clear of all liens, restrictions, leases, security interests, claims, charges or encumbrances whatsoever, the Business as a going concern and all of the right, title and interest of the Company in and to all of the assets and property, tangible and intangible, except for the Excluded Assets, owned by the Company (the "Purchased Assets"). The Purchased Assets shall include but not be limited to the following:

          (i) all tangible personal property owned by the Company, including all machinery, equipment, vehicles, supplies, furniture, furnishings, office equipment, tools, racks, displays, fixtures and other tangible personal property listed or described on SCHEDULE 6.18a, or not so described;

          (ii) all customer and supplier lists, sales data, catalogs, brochures, literature, forms, mailing lists, art work, photographs and advertising material, in whatever form or media;

          (iii) all inventory, work in process, raw materials, finished products, supplies, packaging, spare parts and shipping containers and materials;

          (iv)      all accounts receivable;

          (v)       all prepaid expenses, deposits and credits;

          (vi) all telephone, telex, e-mail, Internet, post office box and other numbers and addresses used by the Company;

          (vii)     all  goodwill of the Business and the Company;

          (viii) all orders, contracts, and commitments for the purchase of goods and/or services, including, without limitation, all such items relating to the purchase of capital, tooling, products, supplies, and services;

          (ix) all orders, contracts, and commitments for the sale of products, including, without limitation, all such items relating to distribution, dealership, and similar arrangements;

          (x) all other orders, contracts, commitments, leases and licenses;

          (xi) all rights to use the names "Lull", "Dyna Lugger", and "Highlander" and any other trade names or trademarks previously used by the Company and any logo or mark, whether or not registered, used by the Company;

          (xii)     all Intellectual Property;

          (xiii) all permits, approvals, qualifications, and the like issued by any government or governmental unit, agency, board, body, or instrumentality, whether federal, state or local, and all applications therefor;

          (xiv) all books and records of the Company, including all property, records, personnel records, accounting records and all original applications and files correspondence with the U.S. Patent and Trademark Office which relate to patent and trademark applications held by the Company and its agents; all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind in favor of the Company, and pertaining to, or arising out of, the Purchased Assets or offsetting any Assumed Liabilities;

          (xv)      all Real Property; and

          (xvi)     all Leased Property.

     To the extent that any asset otherwise described above is not assignable to the Buyer, the Company shall use its reasonable efforts to provide the Buyer with all of the benefits of such asset. To the extent that any asset described above is not assignable to the Buyer without the consent of a third party, which consent has not been obtained as of the Closing Date, if the Closing occurs prior to obtaining of such consent, then (x) such asset shall not be assigned to the Buyer until the consent has been obtained; (y) the Company shall use its reasonable efforts to obtain the consent; and (z) until the consent is obtained the Company shall use its reasonable efforts to provide the Buyer with all of the benefits of such asset.

     (b) The Purchased Assets shall not include the following assets and properties (collectively, the "Excluded Assets"):

          (i)       cash and cash equivalents of the Company as of the Closing
     Date;

          (ii) the Company's franchise as a corporation, its minute books, stock transfer records and similar records relating to the Company's organization, existence or capitalization, and the capital stock of the Company;

          (iii) the rights of the Sellers under this Agreement and the instruments and certificates delivered in connection with this Agreement;

          (iv) any of the Company's existing insurance policies, including environmental, product liability, workmen's compensation, and key man life insurance policies; and

          (v) the Company's lease-purchase orders on equipment with Hertz Equipment Rental Corporation ("Hertz"), the equipment so leased, and the purchase orders issued by Hertz for the purchase of such equipment, all as set forth on SCHEDULE 2.1(v).

     SECTION 2.2 ASSUMPTION OF LIABILITIES. Subject to the conditions herein set forth, upon the transfer of the Purchased Assets on the Closing Date, the Buyer shall assume and discharge the following liabilities and obligations of the Company (the "Assumed Liabilities"):

     (a) those liabilities of the Company, set forth on SCHEDULE 2.2, for accrued current liabilities (excluding income tax payables and accrued interest attributable to the Company) and accounts payable relating to the Business, to the extent, and only to the extent, of the dollar amount reflected as a liability or reserve on the Working Capital Statement, as of the close of business on the Closing Date, remaining unpaid or unperformed as of the Closing Date;

     (b) all liabilities and obligations of the Company arising after the Closing Date under any contract, lease or other agreement assigned to the Buyer pursuant to Section 2.1 which, unless otherwise indicated thereon, is set forth in any Schedule to this Agreement (or which is not required to be set forth thereon), or which was entered into after the date hereof and prior to the Closing Date in accordance with the provisions of this Agreement or to which the Buyer otherwise specifically consents in writing;

     (c) all liabilities and obligations relating to product liability claims for use of goods or products manufactured, sold, tested, handled or distributed by the Company, or any of its subsidiaries or Affiliates, or by the Buyer or any of its subsidiaries or Affiliates which causes or caused, allegedly causes or caused or is deemed to cause or have caused personal injury or property damage taking place with respect to all injured persons and damaged property subsequent to the Closing Date;

     (d) to the extent, and only to the extent, of the dollar amount reflected as a liability or reserve on the Working Capital Statement, any liabilities or obligations relating to warranty claims for products manufactured by the Company; and

     (e)  all Boom Recall Costs up to the amount of $2,000,000.

     SECTION 2.3 LIABILITIES NOT ASSUMED. The Buyer shall assume no debts, obligations, contracts, leases or liabilities of the Company, except for the Assumed Liabilities. The Company shall pay and be responsible for all debts (including all amounts owed pursuant to the Lease Contract - Security Agreements with Deere Credit, Inc., as set forth on SCHEDULE 2.1(v)), obligations, contracts, leases or liabilities of the Company which are not Assumed Liabilities.

     SECTION 2.4 FMV SCHEDULE. The Buyer and the Sellers have determined the fair market value of the various classes of the Purchased Assets, and the other rights and benefits conferred hereunder, which fair market values are set forth on SCHEDULE 2.4. Such values shall be adjusted as of the Closing Date by the parties subsequent to the delivery of the Working Capital Statement and as so adjusted shall be referred to as the "FMV Schedule." If the Sellers and the Buyer are unable to agree on such adjustments to the FMV Schedule within thirty
(30) days after the Working Capital Statement has been approved by the parties or the Arbitrator, as the case may be, then the FMV Schedule shall be based upon the appraised values of such Purchased Assets as established by an appraisal obtained at the Buyer's expense from a nationally recognized independent appraisal firm (the "Appraiser") mutually agreed upon by the Sellers and the Buyer. If the parties cannot agree on the determination of the Appraiser for purposes hereof, the Buyer shall instruct Price Waterhouse to make a mutual determination with the Accountants regarding a nationally recognized independent appraisal firm to serve as the Appraiser; provided, however, if the parties cannot agree on the determination of the Appraiser, all fees and expenses incurred in connection with the appraisal conducted by the Appraiser selected by Price Waterhouse and the Accountants shall be borne one-half by the Sellers and one-half by the Buyer. The parties agree that the consideration described in Section 3.1 of this Agreement (taking into account transaction costs paid by such party) shall be allocated, for tax purposes, among the Purchased Assets in a manner consistent with the FMV Schedule and the provisions of Section 1060 of the Code and all regulations promulgated thereunder. Each of the parties hereto agrees to report this transaction for federal tax purposes in accordance with the provisions of this Section 2.4 and the FMV Schedule, and shall not take any position or action inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, investigation or otherwise; PROVIDED, HOWEVER, that if, in any audit of any Tax Return of the Company or the Buyer by a Taxing Authority, the fair market values are finally determined to be different from the FMV Schedule, as adjusted, the Buyer and the Company may (but shall not be obligated to) take any position or action consistent with the fair market values as finally determined in such audit.


                                   ARTICLE III

                                 PURCHASE PRICE

     SECTION 3.1    PURCHASE PRICE DETERMINATION.

     (a) Subject to adjustment pursuant to Section 3.3, the aggregate purchase price (the "Purchase Price") to be paid by the Buyer to the Company for the Purchased Assets, and the rights and benefits conferred hereunder, shall be Sixty-Three Million Two Hundred Sixty Thousand Dollars ($63,260,000), plus the assumption and discharge of the Assumed Liabilities by the Buyer.

     (b) The Company, at its expense, shall prepare, in accordance with the Principles and Procedures, an estimated statement of working capital of the Business as of the close of business on the Closing Date (the "Estimated Working Capital Statement"). Prior to issuance of the Estimated Working Capital Statement, the Company shall consult with the Buyer as to the contents of such statement. Not later than three (3) business days prior to the Closing Date, the Company shall deliver to the Buyer (i) the Estimated Working Capital Statement and (ii) its estimate of the amount of the Purchase Price, taking into account any adjustment pursuant to Section 3.3(b) , based on the Estimated Working Capital Statement (such estimate is referred to herein as the "Estimated Purchase Price").

     SECTION 3.2 PAYMENT. On the Closing Date, the Buyer shall, by wire transfer or bank check of immediately available funds, pay to the Company an amount equal to the Estimated Purchase Price less Four Million Five Hundred Thousand Dollars ($4,500,000) (the "Escrow Amount") to be deposited with the Escrow Agent pursuant to the terms of the Escrow Agreement. The Escrow Amount shall be divided into two accounts, a Purchase Price Escrow Fund in the amount of $1,000,000 and a Claims Amount Escrow Fund in the amount of $3,500,000.

     SECTION 3.3    WORKING CAPITAL STATEMENT; ADJUSTMENTS.

     (a) As promptly as practicable following the Closing Date, the Buyer, at its expense, shall cause to be prepared in accordance with the Principles and Procedures, a statement of the Working Capital of the Company as of the Closing Date. This statement of Working Capital (the "Working Capital Statement") shall be prepared by the Buyer and examined in accordance with the Principles and Procedures by Price Waterhouse as soon after the Closing Date as possible, but in no event later than sixty (60) days after the Closing Date, and shall be accompanied by a report to the Buyer and the Sellers prepared by Price Waterhouse setting forth the Working Capital of the Company as of the Closing Date (the "Closing Report"). A physical inventory having been taken, the Accountants shall have the opportunity to review such of the worksheets and other documents created or utilized by the Buyer in connection with the preparation of the Working Capital Statement as the Accountants shall from time to time request. The Accountants shall also have the opportunity to review the draft of the Working Capital Statement and the Closing Report (each of which Price Waterhouse shall be directed by the Buyer to prepare and deliver to the Company not later than 10 days prior to the issuance of the Working Capital Statement and the Closing Report), and related work papers of Price Waterhouse with respect to such documents. The Buyer shall direct Price Waterhouse to review the draft of the Working Capital Statement and the Closing Report and related methodology with the Accountants prior to the issuance thereof.
Promptly after the Buyer's receipt from Price Waterhouse of the Working Capital Statement and the Closing Report, the Buyer shall deliver a copy of each of the same to the Company.

     (b) If the Working Capital of the Company on the Closing Date, as determined in accordance with the Working Capital Statement and the Closing Report, is less than Eight Million Two Hundred Fifty Thousand Dollars ($8,250,000) and if such difference is not disputed pursuant to Section 3.3(d), the Purchase Price shall be decreased by the amount by which $8,250,000 exceeds the Working Capital of the Company on the Closing Date. If the Working Capital of the Company on the Closing Date, as determined in accordance with the Working Capital Statement and the Closing Report, is greater than or equal to Eight Million Two Hundred Fifty Thousand Dollars ($8,250,000), and if such difference is not disputed pursuant to Section 3.3(d), the Purchase Price shall not be adjusted pursuant to this Section 3.3(b).

     (c) If the Purchase Price, as adjusted pursuant to Section 3.3(b) , exceeds the Estimated Purchase Price, (i) the Buyer shall pay the Company the amount of such excess effective within 30 days of the delivery of the Working Capital Statement and the Closing Report and (ii) the funds in the Purchase Price Escrow Fund shall be released to the Company pursuant to the terms of the Escrow Agreement. If the Purchase Price, as adjusted, is less than the Estimated Purchase Price, the Company shall pay to the Buyer the amount of such deficit, in immediately available funds, within 30 days after delivery of the Working Capital Statement and the Closing Report to the Buyer and Price Waterhouse. Any amounts payable by the Company to the Buyer pursuant to this
Section 3.3(c) shall be paid first from the funds in the Purchase Price Escrow Fund and thereafter directly from the Company. If the total sum payable by the Company pursuant to this Section 3.3(c) is less than the Purchase Price Escrow Fund, the balance of the Purchase Price Escrow Fund shall thereupon be paid to the Company.

     (d) If the Company disputes any items shown on the Working Capital Statement or the Closing Report, the Company shall give written notice to the Buyer within 30 days after the Company's receipt of the Working Capital Statement and the Closing Report, which written notice shall specify the rationale for such disagreement and the amount in dispute. The Buyer shall cause Price Waterhouse to notify the Company and the Accountants within 30 days of receipt of the notice of dispute whether or not it acquiesces in the exceptions taken. If Price Waterhouse and the Company are unable to resolve the matters outstanding within 60 days after delivery of the Working Capital Statement and the Closing Report to the Company, payment shall be made by the Buyer or the Company, if appropriate, as to all "agreed upon" issues on said sixtieth day and all matters not so resolved shall be submitted to the Arbitrator in accordance with the procedures set forth in Section 11.7.

     (e)  All sums to be paid subsequent to the Closing Date pursuant to this
Section 3.3 shall bear interest from and after the Closing Date, until so paid, at the rate which is equal to the interest rate then earned on the Escrow Amount during such period, computed on the basis of a 365-day year and paid for the actual number of days elapsed. Interest calculated in accordance with this
Section 3.3(e) shall be due and payable on the date on which the corresponding payment is due.

     SECTION 3.4 ADDITIONAL PURCHASE PRICE. If on the Second Anniversary Date the sum of the Boom Recall Costs incurred as of such date and the Boom Recall Costs reasonably expected by the Buyer to be incurred after such date is less than $2,000,000, then the Buyer shall pay to the Company or its designees the amount by which $2,000,000 exceeds such sum (the "Additional Purchase Price"). Within thirty (30) days following the Second Anniversary Date, the Buyer shall provide to the Sellers a certificate of an officer of the Buyer that shall set forth the Additional Purchase Price, if any (the "Boom Recall Certificate"). If within fifteen (15) days of receipt of the Boom Recall Certificate the Sellers fail to object to the Buyer's calculation of the Additional Purchase Price, then the Buyer shall pay the Additional Purchase Price, if any, to the Company or its designees. If the Sellers object to the calculation of the Additional Purchase Price set forth in the Boom Recall Certificate, the Buyer and the Sellers will attempt to resolve such dispute in good faith. If resolution cannot be reached within thirty (30) days of the receipt of the Boom Recall Certificate by the Sellers, then the unresolved disputed items will be resolved by the Arbitrator in accordance with the procedures set forth in Section 11.7.

                                   ARTICLE IV

                                     CLOSING

     SECTION 4.1 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Leonard, Street and Deinard, 150 South Fifth Street, Minneapolis, Minnesota at 10:00 a.m. on August ___, 1996 or on such other date as may be agreed upon by the parties hereto, and shall be effective as of the close of business on such date (the "Closing Date").


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

     SECTION 5.1 EXPENSES. Except as otherwise stated herein, the Buyer and the Company will pay their own expenses incident to the preparation and carrying out of this Agreement and the expenses and fees involved in the preparation and delivery of all documents, reports and opinions required to be delivered by or on behalf of it hereunder. The Buyer and the Company shall pay equally any transfer or recordation taxes, if any, incurred as a result of the consummation of the transactions contemplated by this Agreement.

     SECTION 5.2 ESCROW AGREEMENT. At the Closing, the Buyer, the Sellers and the Escrow Agent will enter into the Escrow Agreement, pursuant to which the Buyer shall deliver to the Escrow Agent the Escrow Amount, to be held in escrow as provided in the Escrow Agreement.

     SECTION 5.3 NONCOMPETITION AGREEMENTS. At the Closing, in order to protect the Buyer's investment in the Business: (i) Badger R. Bazen and Charles
H. Powers each shall execute and deliver an agreement not to compete with the Buyer substantially in the form attached hereto as EXHIBIT D-1; and (ii) the remaining Sellers shall each execute an agreement not to compete with the Buyer substantially in the form attached hereto as EXHIBIT D-2.

     SECTION 5.4    EMPLOYMENT AND CONSULTING AGREEMENT.  At the Closing, Badger
R. Bazen and the Buyer will enter into an employment and consulting agreement substantially in the form attached hereto as EXHIBIT D-3.

     SECTION 5.5 EMPLOYEE BENEFIT MATTERS. The Company has terminated the Lull Industries Retirement Savings Plan prior to Closing. In addition, the Company shall promptly after the Closing, at its expense, seek a determination letter from the IRS relating to the termination of such plan. Upon the Buyer's receipt from the Company of such determination letter, the Buyer shall use its reasonable efforts to cause the acceptance of any eligible rollover distributions from former employees of the Company employed by the Buyer into any plan maintained by the Buyer. The Sellers acknowledge and agree that the Buyer shall not assume any liabilities or obligations relating to any Plans of the Company. Without limiting any of the foregoing, the Buyer will not adopt or sponsor such plans and no assets or liabilities of any such plans will be transferred to or assumed by the Buyer or any plan or trust maintained by the Buyer.

     SECTION 5.6 CERTAIN INSURANCE COVERAGE. The Buyer agrees to obtain a "claims-made" insurance policy for occurrences on or prior to the date of the acquisition of the Business by the Company, in the coverages set forth on
SCHEDULE 7.6. The Buyer shall name the Company as an additional insured for such policy. The Company shall pay the premiums for such policy on the Closing Date.

     SECTION 5.7 CERTAIN SOFTWARE LICENSES. The Company shall pay all fees and any related expenses and execute all documentation required to (i) comply with the terms of the software licenses referenced on SCHEDULE 5.7, (ii) ensure that any copies of the software referenced on SCHEDULE 5.7 have been made in accordance with the licenses referenced therein, and (iii) transfer such licenses to the Buyer.


                                   ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     The individual Sellers, individually and not jointly, and the Company represent and warrant to the Buyer, and the Buyer in agreeing to consummate the transactions contemplated by this Agreement has relied upon such representations and warranties, that:

     SECTION 6.1    TITLE TO THE PURCHASED ASSETS.  Except as set forth on
SCHEDULE 6.1 and for assets which are currently being leased, the Company has good and marketable title to all of the Purchased Assets, and on the Closing Date will have complete and unrestricted power and the unqualified right to sell, assign, transfer, convey and deliver to the Buyer, and will transfer and convey to the Buyer at the Closing, and the Buyer will acquire at the Closing, good, valid and marketable title to the Purchased Assets free and clear of any lease, lien, security interest, claim, charge, or encumbrance whatsoever.

     SECTION 6.2 VALID AND BINDING AGREEMENT. The Sellers have taken all necessary action, corporate or otherwise, to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Sellers and constitutes a valid and binding agreement of each of the Sellers, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws relating to creditors' rights generally.

     SECTION 6.3 CORPORATE ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the requisite power and authority to carry on the Business as currently conducted and to own the properties and assets it now owns. The Company is licensed or qualified and is in good standing to do business as a foreign corporation in those jurisdictions listed on SCHEDULE 6.3. The operation of the Business or use and ownership of the Purchased Assets in any other jurisdictions does not require such license or qualification in any such other jurisdiction.

     SECTION 6.4 NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by each of the Sellers with any of the provisions hereof will
(i) violate or conflict with any provisions of the Certificate of Incorporation or By-Laws of the Company, or any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Sellers, or
(ii) violate, or conflict with, or result in a breach in any provision of, or constitute a default (or any event that, with or without due notice or lapse of time, or both, would constitute such a default) under, or result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation of which the Company is a party or by which any of the Company's assets are bound.

     SECTION 6.5    CONSENTS AND APPROVALS.  Except as set forth on
SCHEDULE 6.5, no permit, application, notice, transfer, consent, approval, order, qualification, waiver from, or authorization of, or declaration, filing or registration with, any governmental authority is necessary in connection with the execution and delivery by any of the Sellers of this Agreement or the consummation by any of the Sellers of the transactions contemplated hereby and no consent of any third party is required to consummate any of the transactions contemplated hereby.

     SECTION 6.6 FINANCIAL STATEMENTS. The audited financial statements of the Company for the fiscal years ended December 31, 1994 and 1995 (the "Financial Statements"), copies of which are attached hereto on SCHEDULE 6.6A,
(i) present fairly the financial position, results of operations and cash flows of the Company, as of the statement dates and for the periods indicated, and
(ii) have been prepared in accordance with the income-tax basis of accounting consistently applied throughout and among the periods indicated. The unaudited financial statements of the Company for the period ending June 30, 1996, copies of which are attached hereto on SCHEDULE 6.6B (the "Interim Financial Statements") (i) present fairly the financial position, results of operations and cash flows of the Company, as of the statement dates and for the periods indicated, and (ii) have been prepared in accordance with the income-tax basis of accounting consistently applied throughout and among the periods indicated and are consistent with the Financial Statements subject to year-end audit and other normal or recurring year-end adjustments (made in the ordinary course of business and consistent with prior year-end accounting principles and adjustments) as set forth on SCHEDULE 6.6B.

     SECTION 6.7 INTERIM OPERATIONS AND ABSENCE OF CERTAIN CHANGES. Since December 31, 1995, except as set forth on EXHIBIT G and SCHEDULE 6.7, the Company has conducted the Business only in the ordinary course and consistent with past practice and the Company did not :

          (i) suffer any damage, destruction or loss of tangible assets, whether or not covered by insurance, in excess of $10,000;

          (ii) suffer any change in its financial condition, assets, liabilities or business or suffer any other event or condition of any character which individually or in the aggregate had or has a Material Adverse Effect on the financial condition or earnings of the Business, or materially diminishes the value of the assets used in or relating to the Business;

          (iii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) of or relating to the Business except in each case in the ordinary course of business;

          (iv) waive any claims or rights of substantial value of or relating to the Business, except in each case in the ordinary course of business;

          (v) pledge or permit the imposition of any lien on or sell, assign, transfer or otherwise dispose of any of its tangible assets used in or relating to the Business, except the sale of inventory in the ordinary course of business;

          (vi) sell, assign, encumber, license, pledge, abandon or otherwise transfer any patents, applications for patent, trademarks, trade names, copyrights, licenses or other intangible assets used in or relating to the Business;

          (vii) make any change in any method of accounting or accounting principle or practice;

          (viii) except for DE MINIMUS adjustments, write up or down the value of the inventory of the Business or determine as collectible any notes or accounts receivable of or arising out of the Business that were previously considered to be uncollectible, except for write-ups or write-downs and other determinations in the ordinary course of business and consistent with past practice;

          (ix) grant any general increase in the compensation payable or to become payable to its officers or employees, engaged in or relating to the Business, or otherwise designated as officers or employees of the Business (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any special increase in the compensation payable or to become payable to any such officer or employee, or make any bonus payments to any such officer or employee, except for normal merit and cost of living increases in the ordinary course of business and in accordance with past practice;

          (x) lose or learn of the prospective loss of any customer or vendor listed on SCHEDULE 6.24;

          (xi) make capital commitments on behalf of or relating to the Company in excess of $100,000 in the aggregate;

          (xii) fail to maintain accounts receivable, inventory, accounts payable and other tangible capital accounts and make contributions to the Lull Industries Retirement Savings Plan; or

          (xiii) agree, whether in writing or otherwise, to take any action described in this Section 6.7.

     SECTION 6.8    EMPLOYEE BENEFIT PLANS.

     (a) SCHEDULE 6.8 is a true and complete list, exclusive of the benefits and plans provided by RJ Associates to the Company's leased employees, of all written and oral, formal and, to the knowledge of the Sellers, informal annuity, bonus, cafeteria, stock option, stock purchase, profit sharing, savings, pension, retirement, incentive, group insurance, disability, employee welfare, prepaid legal, non-qualified deferred compensation including, without limitation, excess benefit plans, top-hat plans, deferred bonuses, rabbi trusts, secular trusts, non-qualified annuity contracts, insurance arrangements, non-qualified stock options, phantom stock plans, or golden parachute payments, or other similar fringe benefit plans, and all other employee benefit funds or programs (within the meaning of Section 3(3) of ERISA), covering employees or former employees of the Company (including leased employees) (the "Plans"). Except as set forth on SCHEDULE 6.8, the Company is not a party to any employee agreement, understanding, plan, policy, procedure or arrangement, whether written or oral, which provides compensation or fringe benefits to their employees engaged or formerly engaged in the operation of the Business or which applies to former employees of the Company who were engaged in the Business, and the Company is in compliance with its obligations under all such Plans. Except for changes required by applicable law, there are no negotiations, demands, commitments or proposals that are pending or that have been made that concern matters now covered, or that would be covered by the type of agreements described on SCHEDULE 6.8 or this Section 6.8(a). The Company has no direct or indirect, actual or contingent liability for any Plan, other than to make payments for contributions, premiums or benefits when due, all of which payments have been timely made. None of the Purchased Assets are subject to any existing lien or security interest under Section 302(f), 306(a), 307(a) or 4068 of ERISA or Section 401(a)(29), 412(n) or 6321 of the Code.

     (b) With respect to each employee benefit plan listed on SCHEDULE 6.8, true and complete copies of (i) all Plan documents (including all amendments and modifications thereof), and related agreements including without limitation, the trust agreement and amendments thereto, insurance contracts and investment management agreements; (ii) the last three filed Form 5500 series and Schedules A, B, P and/or SSA, as applicable, and Forms PBGC-1, if any; (iii) summary plan descriptions; (iv) summary of material modifications, if any; (v) the most recent auditor's report, and copies of any and all tax qualification correspondence including without limitation, private letter rulings, applications for determination and determination letters issued with respect to the Plans; and (vi) the most recent annual and periodic accounting of related Plan assets, have also been delivered to the Buyer.

     (c)  With respect to the Plans listed on SCHEDULE 6.8 which are subject to
ERISA:

          (i) The Plans are in material compliance with the applicable provisions of ERISA and each of the employee pension benefit plans, within the meaning of Section 3(2) of ERISA (the "Pension Plans"), which are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified or a request for such determination has been timely filed with the IRS (and to the knowledge of the Sellers, nothing has occurred to cause the IRS to revoke such determination and the IRS has not indicated any disapproval of any request for such a determination);

          (ii) Each Plan has been operated materially in accordance with its terms and all required filings that are due prior to the date hereof, including without limitation, the Forms 5500, for all Plans have been made;

          (iii) No prohibited transactions, as defined by Section 406 of ERISA or Section 4975 of the Code, for which exemptions are not available, have occurred with respect to any of the Plans;

          (iv) The Company has not engaged in any transaction in connection with which the Company could be subjected to a criminal or civil penalty under ERISA;

          (v) None of the Plans, nor any trust which serves as a funding medium for any of such Plans, nor any issue relating thereto is currently under examination by or pending before the IRS, the Department of Labor, the PBGC or any court, other than applications for determinations pending before the IRS;

          (vi) Except as set forth on SCHEDULE 6.8, none of the Pension Plans is a defined benefit plan within the meaning of Section 414(j) of the Code;

          (vii) None of the Plans is a "multiemployer plan" as that term is defined in Section 3(37) of ERISA and Section 411(f) of the Code, nor a plan maintained by more than one employer (hereinafter referred to as an "multiple employer plan"), nor a single employer plan under a multiple controlled group within the meaning of Section 4063 of ERISA, and neither the Company nor any entity required to be aggregated with the Company under
     Section 414(b), (c), (m), or (o) of the Code has incurred any withdrawal liability with respect to any single plan, multiemployer or multiple employer plan, which liability could constitute a liability of the Buyer;

          (viii) No benefit claims (except those submitted in the ordinary course of administration of such Plan) are currently pending against any Plan;

          (ix) Except as set forth on SCHEDULE 6.8, no Plan provides for retiree medical or retiree life insurance benefits for former employees of the Company and there is no liability for Taxes with respect to disqualified benefits under Section 4976 of the Code; and

          (x) Except as set forth on SCHEDULE 6.8, no Pension Plan has been terminated by the Company and there is no liability for Taxes with respect to a reversion of qualified plan assets under Section 4980 of the Code.

     (d) To the knowledge of the Sellers, there have been no failures to comply with the continuation coverage provisions required by Sections 601-608 of ERISA and Section 4980B of the Code under any Plan.

     (e) There are no employee benefit plans which cover employees of the Company which are required to comply with the provisions of any foreign law.

     (f) All excess contributions, if any (together with any income allocable thereto), have been distributed (or, if forfeitable, forfeited) before the close of the first two and one half (2 1/2) months of the following plan year; and there is no liability for excise tax under Section 4979 of the Code with respect to such excess contributions, if any, for any Plan.

     (g) There is no liability for Taxes with respect to: (i) an accumulated funding deficiency under Section 4971 of the Code; and/or (ii) nondeductible contributions under Section 4972 of the Code.

     SECTION 6.9 COMPLIANCE WITH LAW. The Company has been, is and on the Closing Date will continue to be, in compliance in all respects with all applicable laws

(including duties imposed by common law), rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities (federal, state, local and foreign) having jurisdiction over, applicable to or otherwise concerning the Business, the Purchased Assets and the products and employees of the Company.

     SECTION 6.10 LITIGATION, CLAIMS. EXHIBIT G and SCHEDULE 6.10 hereto contain a complete and accurate list of (a) all actions, suits, material claims, proceedings and investigations pending or threatened by or against the Company, and (b) all judgments, decrees, arbitration awards, agreements or orders binding upon the Company. To the knowledge of the Sellers, there is no basis for any claim, action or proceeding which could have a Material Adverse Effect on the Company other than as set forth on SCHEDULE 6.10.

     SECTION 6.11   CONTRACTS AND COMMITMENTS.

     (a) SCHEDULE 6.11 contains a complete and accurate list of all contracts, agreements and commitments (other than the agreements or arrangements set forth on SCHEDULES 6.8, 6.12, 6.14, 6.18B, 6.19B, 6.20, 6.24 and 6.25), whether written or oral, of the Company relating to the Business that involve commitments in excess of $10,000, have a term of six (6) months or more or that are not in the ordinary course of business.

     (b) The agreements set forth on SCHEDULES 6.8, 6.11, 6.12, 6.14, 6.18B, 6.19B, 6.20, 6.24 and 6.25 are hereinafter referred to collectively as the "Operating Agreements." Except as otherwise set forth on SCHEDULE 6.11, none of the Operating Agreements has been assigned or is the subject of any security agreement. Except as otherwise set forth in SCHEDULE 6.11, (i) each of the Operating Agreements is a valid and binding obligation of the Company and, to the knowledge of the Sellers, of the other party or parties thereto, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws or equitable principles relating to creditors' rights generally; (ii) neither the Company nor any other party thereto has terminated, canceled, modified or waived in any material respect any term or condition of any Operating Agreement; and (iii) neither the Company nor, to the knowledge of the Sellers, any other party to any Operating Agreement is in default in any material respect under any Operating Agreement and there exists no event, condition or occurrence that, after notice or lapse of time, or both, would constitute such a default either by the Company or, to the knowledge of the Sellers, by any party to any such Operating Agreement. Except as set forth on SCHEDULE 6.11, none of the Operating Agreements contains any covenant or other restriction preventing or limiting the consummation of the transactions contemplated hereby. The Company has delivered to the Buyer a copy of each of the written Operating Agreements and a description of the terms and conditions of any oral Operating Agreements.

     SECTION 6.12 INTELLECTUAL PROPERTY RIGHTS. SCHEDULE 6.12 contains a correct and complete list of the following assets and related matters: (a) all patents and applications for patents, all Marks and registration of Marks and applications for registration of Marks, all copyright registrations and applications for copyright registration, and all trade names, owned or used (pursuant to license agreements or otherwise) by the Company, and in the case of any such Intellectual Property that is so owned, the jurisdictions in or by which such assets or any of them have been registered, filed or issued and (b) to the extent not listed on SCHEDULE 6.11, all contracts, agreements or understandings pursuant to which the Company has authorized any Person to use any of the Intellectual Property which is so owned. The Company owns, possesses, or licenses and as of the Closing Date will own, possess or license, all right, title and interest in and to the items of Intellectual Property that are required to conduct their businesses as now conducted without conflict with the rights of others. Except as set forth in SCHEDULE 6.12: (i) the Company has the right to use, and to the knowledge of the Sellers, the sole and exclusive right to use, the Intellectual Property (including applications for any of the foregoing) used in connection with the Business, and none of the past or present employees, officers, directors or stockholders of the Company, or anyone else, has any rights with respect thereto; (ii) the consummation of the transactions contemplated hereby will not alter or impair any such rights; (iii) the Company has not received any notice or claim of infringement or any claim challenging or questioning the validity or effectiveness of any of the items of Intellectual Property, and there is no valid basis for any such claim; and (iv) the Company is not liable, nor has it made any contract or arrangement whereby it may become liable, to any Person for any royalty or other compensation for use of any of the items of Intellectual Property.

     SECTION 6.13 LIENS. Except as set forth on SCHEDULE 6.13, none of the Purchased Assets are subject to any mortgage, lien, encumbrance or other security interest.

     SECTION 6.14 INSURANCE. All insurance policies and fidelity bonds relating to the Business or the Purchased Assets, including summary descriptions and the termination dates thereof, are set forth on SCHEDULE 6.14. Except as set forth on SCHEDULE 6.14, the Company has not been refused any insurance with respect to the Business or any of the Purchased Assets, nor has coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance, during the last two years.

     SECTION 6.15 DISCLOSURE. No representation or warranty by the Sellers to the Buyer contained in this Agreement, and no statement contained in the Schedules hereto or any certificate furnished to the Buyer pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are or will be made.

     SECTION 6.16 ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE. All accounts receivable of the Company, whether reflected on the Financial Statements and/or the Interim Financial Statements, or to be reflected on the Working Capital Statement, represent sales actually made in the ordinary course of business or valid claims as to which full performance has been rendered. Except to the extent reserved against the accounts receivable, and as set forth on EXHIBIT G and SCHEDULE 6.10, no counterclaims or offsetting claims with respect to the accounts receivable are pending or, to the knowledge of the Sellers, threatened. The accounts payable of the Company reflected on the Financial Statements and the Interim Financial Statements and to be reflected on the Working Capital Statement arose, or will arise, from BONA FIDE transactions in the ordinary course of business, and all such accounts payable have been paid, are not yet due and payable under the Company's payment policies and procedures or are being contested by the Company in good faith.

     SECTION 6.17 INVENTORY AND BACKLOG. The inventories of the Company as of the date hereof consist of raw materials, parts, goods in process and finished goods salable or usable in the normal course of the Business, and such inventories are at levels consistent with past practices of the Business. All such inventories are carried on the books of the Company pursuant to the normal inventory valuation policies of the Company, as reflected in the Company's Financial Statements and Interim Financial Statements. SCHEDULE 6.17 sets forth the locations of all inventories of the Company. Except as set forth on
SCHEDULE 6.17, no items included in inventories of the Company are or will be pledged as collateral or held by the Company on consignment from others. The Company is not committed to purchase inventories in amounts greater than are reasonably expected to be usable in the ordinary course of business as presently conducted. With respect to inventories in the hands of suppliers for which the Company will be committed on the Closing Date, such inventories on the Closing Date will be reasonably expected to be usable in the ordinary course of business as presently being conducted. Subject to the qualifications set forth in
SCHEDULE 6.17, at August 3, 1996, the backlog of firm orders for the Company was $25,576,471.

     SECTION 6.18 TANGIBLE PERSONAL PROPERTY. SCHEDULE 6.18a includes all of the fixed assets of the Company included within the Purchased Assets and each item of tangible personal property other than inventory and supplies (whether finished goods or raw materials) having a book value in excess of $25,000, and the location thereof, including all such furniture, furnishings, office equipment, machinery, tools and other equipment. The Company has good and marketable title to all of the items listed on or referred to in SCHEDULE 6.18a, free and clear of all liens, claims and encumbrances except as set forth thereon or on SCHEDULE 6.13. SCHEDULE 6.18b lists all leases of tangible personal property leased by the Company in connection with the operation of the Business and the location thereof. Except as set forth on SCHEDULE 6.18b, none of such leases contains any covenant or restriction preventing or limiting the consummation of the transactions contemplated hereunder. All of the personal property listed in SCHEDULE 6.18a and the assets leased pursuant to the leases listed on SCHEDULE 6.18b are in reasonable operating condition and repair, subject to ordinary wear and tear.

     SECTION 6.19   REAL PROPERTY.

     (a) SCHEDULE 6.19a contains a correct and complete list of all the real property (including a general description of the improvements thereon) that is owned by the Company or that the Company has agreed (or has an option) to purchase, sell or lease, or may be obligated to purchase, sell or lease to a third party in connection with the conduct of the Business and any title insurance or guarantee policies with respect thereto. Such real property is hereinafter referred to as the "Real Property," and the improvements and fixtures thereon are hereinafter referred to as the "Improvements."

     (b) SCHEDULE 6.19b identifies all of the real property that the Company leases (as lessee), has agreed to lease or has an obligation to lease in connection with the Business (including a general description of the improvements thereon). Such leased real property is hereinafter referred to as the "Leased Property," and the improvements and fixtures thereon are hereinafter referred to as the "Leased Improvements."

     (c) Except as set forth on SCHEDULE 6.19a, the Company is the sole legal and equitable owner of the Real Property, the Improvements and all interests therein and possesses good and marketable, indefeasible fee simple title to the Real Property and the Improvements, good of record and in fact, free and clear of all conditions, exceptions, reservations, liens, restrictions, rights-of-way, easements, encumbrances and other matters affecting title except such matters which do not adversely affect the present use of the Real Property.

     (d) There are no adverse or other parties in possession of the Real Property, the Improvements, the Leased Property, the Leased Improvements or any portion or portions thereof, and on the Closing Date the Real Property, the Improvements and the leasehold interest in the Leased Property and the Leased Improvements will be free and clear of any and all leases, licensees, occupants or tenants except as set forth on SCHEDULE 6.19a and SCHEDULE 6.19b. To the knowledge of the Sellers, there are no pending or threatened condemnation, eminent domain or similar proceedings, or litigation or other proceedings affecting the Real Property, the Improvements, the Leased Property, the Leased Improvements or any portion or portions thereof. To the knowledge of the Sellers, there are no pending requests, applications or proceedings to alter or restrict any zoning or other use restrictions applicable to the Real Property, the Improvements, the Leased Property or the Leased Improvements that would interfere with the conduct of the Business or the use of the Purchased Assets consistent with past practice, which interference would have a Material Adverse Effect on the Business. Except as set forth on SCHEDULE 6.19a, to the knowledge of the Sellers, all water, sewer, gas, electric, telephone, drainage and other utility equipment, facilities and services required by law or necessary for the operation of the Improvements or the Leased Improvements are installed and connected pursuant to valid permits and no notice has been received by the Company regarding the termination or material impairment of any such service. All necessary easements exist and are in full force and effect. The Real Property and the Leased Property have access, in accordance with past practice, to and from a public right of way or road dedicated for public use and no notice has been received by the Company relating to the termination or impairment of such access (including applicable parking requirements).

     SECTION 6.20 EMPLOYEES. SCHEDULE 6.20 sets forth a complete and accurate list of all employees (including leased employees) of the Business, showing for each: name, hire date, current job title or description, current salary level (including any bonus or deferred compensation arrangements) and any bonus, commission or other remuneration paid during the most recently completed fiscal year, and describing any existing contractual arrangement. Except as set forth on SCHEDULE 6.20, and except pursuant to or in consideration of options granted under the Stock Option Plan, no employee (including leased employees) of the Business shall receive any compensation as a result of the consummation of the transaction contemplated by this Agreement. Except as set forth on SCHEDULE 6.20, none of the employees (including leased employees) of the Business is currently on short-term or long-term disability. Except as set forth on SCHEDULE 6.20, since December 31, 1994 no salaried employee (including leased employees) of the Business who has been compensated at an annual rate in excess of $50,000 has terminated his or her employment or had such employment terminated for any reason or for no reason; no such employee has given notice of his or her intent to terminate such employment; and no notice of termination has been given to any such employee by the Company.

     SECTION 6.21 LABOR DISAGREEMENTS. Within the last three (3) years, the Company has not experienced any labor disputes or any work stoppage or slowdowns due to labor disagreements. Except as set forth on SCHEDULE 6.21, to the knowledge of the Sellers, (a) each of the Company and RJ Associates (with respect to the employees leased to the Company) is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against either the Company or RJ Associates (with respect to the employees leased to the Company), or threatened before the National Labor Relations Board or any foreign authority; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting either the Company or RJ Associates (with respect to the employees leased to the Company); (d) no question concerning representation has been raised or is threatened respecting the employees of either the Company or RJ Associates (with respect to the employees leased to the Company); (e) no grievance that might have a Material Adverse Effect on the Company, nor any arbitration proceeding arising out of or under any collective bargaining agreement, is pending and no claims therefor exist; and (f) no collective bargaining agreement that is binding on the Company restricts it from relocating, closing or subcontracting any of its operations.

     SECTION 6.22 GOVERNMENTAL AUTHORIZATIONS. The Company has all licenses, permits or other authorizations from governmental, regulatory or administrative agencies or authorities required for the operation of the Business in the manner presently conducted, each of which will be in full force and effect on the Closing Date. A list of all such material governmental authorizations is set forth on SCHEDULE 6.22. No registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers or other actions of any kind are required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to enable the Buyer to continue the operation of the Business as presently conducted in all respects.

     SECTION 6.23   TAX MATTERS.

     (a) There have been timely filed by the Company with the appropriate Taxing Authority all Tax Returns relating to the Business required to be filed on or before the Closing Date, and all such Tax Returns were materially correct and complete in all respects. An extension of time within which to file any Tax Return which has not been filed has not been requested or granted.

     (b) The Company has paid in full all Taxes, if any, shown to be due on such Tax Returns, or otherwise has reserved for or paid all other Taxes due for all periods up to and including the date hereof, and at the Closing Date shall have paid or reserved for all Taxes allocable to periods or portions thereof ending on or before the Closing Date. All Taxes for the periods covered by the Tax Returns filed or to be filed by the Company, or if not covered by a Tax Return but required to be paid, have been or will be paid when due whether to a Taxing Authority or to other persons or entities (as, for example, under tax allocation agreements).

     (c)  The representations and warranties set forth in subsections (a) and
(b) of this Section 6.23 are not applicable to the extent the Purchased Assets and the Business cannot be made subject to tax liens and the Buyer cannot be made liable for Taxes relating to the matters constituting breaches of such representations and warranties.

     (d) There are no liens for Taxes upon the Business or any of the Purchased Assets except liens for current Taxes not yet due.

     (e) None of the Purchased Assets is property which is required to be treated as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

     (f) None of the Purchased Assets have been financed directly or indirectly by any tax exempt bonds.

     (g) None of the Purchased Assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

     (h) The Company is not a person other than a United States person within the meaning of Section 7701(a)(30) of the Code.

     (i) No state of facts exist to the Sellers' knowledge which would constitute grounds for the assessment of any additional Taxes by any Taxing Authority against the

Company or the Buyer with respect to the Purchased Assets or the Business other than sales, use, transfer, recording or similar fees and taxes which may arise from the transactions contemplated by this Agreement. No state of facts exist to the Sellers' knowledge which would constitute grounds for the assessment of any liability for Taxes with respect to the Purchased Assets or the Business for the periods which have not been audited by the Internal Revenue Service or any other Taxing Authority.

     (j) The Company has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Taxes which relate to the Business.

     (k) There is no material action, suit, proceeding, investigation, audit or claim now pending against the Company with respect to the Business or any of the Purchased Assets in respect of any Tax, and no matter under discussion with any Taxing Authority relating to any material Tax or assessment or any claim for additional Tax, asserted by any such Authority against the Company with respect to the Business or any of the Purchased Assets.

     (l) All Taxes with respect to the Purchased Assets and the Business that are required to be withheld or collected have been duly withheld and collected and, to the extent required, have been paid to the proper Taxing Authority, person, or entity to have been properly deposited as required by applicable laws.

     (m) SCHEDULE 6.23 lists each jurisdiction in which the Company is required to file Tax Returns or pay Taxes with respect to which no returns are required to be filed with respect to the Purchased Assets and the Business for each period or portion thereof ending on or before the Closing Date. No claim has ever been made by any Taxing Authority in a jurisdiction where the Company does not file Tax Returns that they are or may be subject to taxation by that jurisdiction with respect to the Purchased Assets or the Business.

     (n) As used in this Agreement, "Tax" means any of the Taxes and "Taxes" means (i) all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environment, alternative or add-on minimum taxes, custom duties or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority and (ii) any liability for the payment of any amount of the Tax described in the immediately preceding clause (i) as a result of being a "transferee" (within the meaning of Section 6901 of the Code or any other applicable law) of another person or successor, by contract, or otherwise, or a member of an affiliated, consolidated, or combined group.

     (o) As used in this Agreement, "Tax Return" is defined as any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any federal, state, local or foreign governmental entity or other authority (individually or collectively a "Taxing Authority") in connection with the determination, assessment or collection of any Tax (whether or not such Tax is imposed on the Company) or the administration of any laws, regulations or administrative requirements relating to any Tax.

     (p)  The Company is not a party to any tax allocation or sharing agreement.

     (q)  The Company has had in effect at all times valid elections under
Section 1362 of the Code (or its equivalent) and similar provisions of the applicable state laws (where required or allowed) to be taxed as an "S" corporation for all tax years beginning after December 31, 1993.

     SECTION 6.24 CUSTOMERS AND VENDORS. SCHEDULE 6.24 sets forth correct and complete lists of the twenty-five (25) largest (by dollar volume) customers and vendors of the Business during the most recently completed fiscal year, indicating the existing contractual arrangements, if any, with each such customer or vendor. Except as set forth in SCHEDULE 6.24, there are no outstanding disputes with any customer or vendor listed thereon and no customer or vendor listed thereon has refused to continue to do business with the Company or has stated its intention not to continue to do business with the Company. Since December 31, 1995, there has not been any material shortage or unavailability of the raw materials necessary to manufacture the products sold by the Business, and, to the knowledge of the Sellers, there is no current shortage or unavailability which leads it to believe that any such shortages will occur.

     SECTION 6.25 DISTRIBUTORS AND REPRESENTATIVES. SCHEDULE 6.25 sets forth a correct and complete list of the twenty-five (25) largest (by dollar volume) distributors, representatives and agents for the sale of the products of the Company during the two most recently completed fiscal years and all distributors, representatives and agents to whom the Company has given any exclusive rights with respect to territories or products. Since December 31, 1995, there has been no termination of any independent distributor, wholesaler, sales representative or agent relationship, nor, to the knowledge of the Sellers, has any present independent distributor, wholesaler, sales representative or agent indicated any intention to terminate or materially change the terms of its relationship with the Company.

     SECTION 6.26 ADEQUACY AND SUFFICIENCY OF ASSETS. The Purchased Assets are substantially all of the assets and properties used by the Company in connection with its conduct of the Business and are sufficient to operate the Business as presently operated.

     SECTION 6.27 ENVIRONMENTAL MATTERS. As used in this Agreement "Hazardous Material" shall mean: (i) any "hazardous substance" as now defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980

("CERCLA"), 42 U.S.C. Section 9601(14), or any substance listed or identified by any characteristic in any regulation adopted pursuant to any statute referred to or incorporated into such definition, all as in effect on the date hereof;
(ii) any petroleum, including crude oil and any fraction thereof; (iii) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (iv) any "hazardous chemical" as defined pursuant to 29 C.F.R. Part 1910; and (v) any asbestos, polychlorinated biphenyl ("PCB"), or isomer of dioxin.

     (a) Except as set forth on SCHEDULE 6.27(a), there is no Hazardous Material within, under, originating from or relating to any real property interest or other location contiguous and adjacent to such properties owned, operated or controlled by the Company that is used in connection with the Business.

     (b) Except as set forth on SCHEDULE 6.27(b), the Company has no liability, matured or not matured, absolute or contingent, assessed or unassessed, imposed or based upon any provision under any federal, state or local law, rule, or regulation or common law, or under any code, order, decree, judgment or injunction applicable to the Company in connection with the Business, nor in connection with the Business has the Company received any notice, or request for information issued, promulgated, approved or entered thereunder, or under the common law, or any tort, nuisance or absolute liability theory, relating to public health or safety, or pollution, damage to or protection of the environment including without limitation, laws relating to emissions, discharges, releases or threatened releases of Hazardous Material into the environment (including without limitation, ambient air, surface water, groundwater, land surface or subsurface), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, generation, disposal, transport or handling of any Hazardous Material (hereinafter collectively referred to as "Environmental Laws").

     (c) The Company possesses and is in compliance in all material respects with all permits, licenses, certificates, franchises and other authorizations relating to the Environmental Laws necessary to conduct the Business or otherwise required by environmental regulations in connection with the Business.

     (d) The Company has not, in connection with the Business during the past five (5) years, been subject to any civil, criminal or administrative action, suit, claim, hearing, notice of violation, investigation, inquiry or proceeding for failure to comply with, or received notice of any violation or potential liability under the Environmental Laws, nor is the Company aware of any information, whether or not confirmed or reported, which could give rise to any such potential liability.

     (e)  No real property, site or facility (as defined in CERCLA, 42 U.S.C.
Section 9601(9)) owned or operated by the Company in connection with the Business is (i) listed or proposed for listing on the National Priority List or
(ii) listed on the Comprehensive Environmental Response, Compensation, Liability Information System List ("CERCLIS") promulgated pursuant to CERCLA, or any comparable list maintained by any foreign, state or local government authority.

     (f) Except as set forth on SCHEDULE 6.27(b), there are no underground storage tanks owned or operated by the Company in connection with the Business, and any prior use and operation of underground storage tanks owned or operated by the Company in connection with the Business has been in compliance with all Environmental Laws.

     (g) The Company has provided to the Buyer an opportunity to inspect its facilities, review and copy documents, and the Company has delivered to the Buyer true, complete and correct copies of any reports, together with supporting studies, analyses and tests in the possession of or initiated by the Company pertaining to the existence of Hazardous Material and any other environmental concerns relating to any of their facilities, or sites or real property owned, leased, operated, used or controlled by the Company in connection with the Business, or concerning compliance with or liability under the Environmental Laws.

     (h) Except as set forth on SCHEDULE 6.27(a), there are no PCBs in or at any premises owned, leased, operated or controlled by the Company in connection with the Business. The Company's prior use, handling, storage, transport or disposal of PCBs has been in compliance with all then-applicable Environmental Laws.

     (i) Except as set forth on SCHEDULE 6.27(a), there is no friable asbestos or asbestos containing materials on or in the properties and assets owned, leased, operated or controlled by the Company in connection with the Business and the facilities on such properties comply with the Environmental Laws including but not limited to, Occupational Safety and Health Act regulations with respect to ambient air exposure to asbestos.

     (j) The Company has not, by contract, agreed to assume the liability of any other person or entity pursuant to any of the Environmental Laws.

     SECTION 6.28 GOVERNMENT CONTRACTS. The Company is not a party to, or bound by the provisions of, any contract (including purchase orders, blanket purchase orders and agreements and delivery orders) with the United States Government or any department, agency, or instrumentality thereof or any state or local governmental agency or authority.

     SECTION 6.29   DEFECTS IN PRODUCTS OR DESIGNS; PRODUCT SAFETY.

     (a) Except as set forth on EXHIBIT G and SCHEDULE 6.29, there has been no pattern of defects in any product line in the design, construction, manufacturing or installation of any material product ("Product") made, manufactured, constructed, distributed, sold, leased or installed by the Company that would adversely affect the performance or quality of such Product. Each Product has been designed, manufactured, packaged and labelled in compliance with all regulatory, engineering, industrial and other codes applicable thereto and the Company has not received notice of any alleged noncompliance with any such code. The Company does not advertise any Product as being commercially rated.

     (b) The Company has not been required to file, and has not filed, a notification or other report with the United States Consumer Product Safety Commission concerning actual or potential hazards with respect to any Product manufactured or sold by the Company.

     SECTION 6.30 PRODUCT WARRANTIES. True and correct copies of all written warranties and guaranties applicable to the Company and its products and services have been provided to the Buyer. The amounts reflected as warranty reserves in the Financial Statements and/or Interim Financial Statements, and to be reflected in the Working Capital Statement are or will be commercially reasonable.

     SECTION 6.31 BROKER'S OR FINDER'S FEES. Except as set forth on SCHEDULE 6.31, no agent, broker, investment banker, person or firm acting on behalf of the Company or under the authority of the Company is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

     SECTION 6.32 RELATED PARTY TRANSACTIONS. Except as set forth on SCHEDULE 6.32, neither the Company, nor any director or officer of the Company is currently a party to any transaction with the Company (other than for services as employees, officers and directors), including without limitation any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, the Company in connection with the operation of the Business, any employee, officer or director of the Company, or to or from any corporation, partnership, trust or other entity in which any such person, or group of such persons, owns in excess of 5% of the outstanding equity interest.

     SECTION 6.33 ABSENCE OF QUESTIONABLE PAYMENTS. Neither the Company nor any of its respective directors, officers, agents, employees or any other persons acting on its behalf has, in connection with the operation of the Business (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act (15 U.S.C. 78dd-2), as amended, or any other applicable foreign, federal or state law; or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts.

     SECTION 6.34 BOOM RECALL MACHINES. The rough terrain telescopic boom forklifts subject to the Boom Recall have the model and serial numbers set forth in Section 1(c) of EXHIBIT G. Except for the machines referenced in the previous sentence, the Company did not sell or ship any additional machines containing the defect associated with the Boom Recall as described on EXHIBIT G.


                                   ARTICLE VII

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer represents and warrants to the Sellers, and the Sellers in agreeing to consummate the transactions contemplated by this Agreement have relied upon such representations and warranties, that:

     SECTION 7.1 ORGANIZATION, STANDING AND POWER. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority (corporate and other) to own, lease and operate its properties, to carry on its business as now being conducted and to enter into this Agreement and consummate the transactions contemplated hereby.

     SECTION 7.2 VALID AND BINDING AGREEMENTS. All necessary action on the part of the Buyer has been taken to authorize and approve the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding agreement of the Buyer, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws or equitable principles relating to creditors' rights generally.

     SECTION 7.3 NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with any of the provisions hereof will (i) violate or conflict with the Certificate of Incorporation or the By-Laws of the Buyer or any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Buyer, or (ii) violate or conflict with, or result in a breach of any of the provisions of, or constitute a default (or any event which, with or without due notice or lapse of time, or both, would constitute such a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon the stock or any of the properties or assets of the Buyer under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument of which the Buyer is a party or by which it or any of its assets is bound.

     SECTION 7.4 CONSENTS AND APPROVALS. Except as set forth on SCHEDULE 7.4, no permit, consent, approval or authorization of, or declaration, filing or registration with, any governmental authority is necessary in connection with the execution and delivery of this Agreement by the Buyer or the consummation by the Buyer of the transactions contemplated hereby and no consent of any third party is required to consummate any of the transactions contemplated hereby.

     SECTION 7.5 BROKER'S OR FINDER'S FEES. Except as set forth on SCHEDULE 7.5, no agent, broker, investment banker, person or firm acting on behalf of the Buyer or under the authority of the Buyer is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

     SECTION 7.6 INSURANCE. The Buyer has obtained policies of insurance in the coverages set forth on SCHEDULE 7.6 hereto, all of which policies shall be in full force and effect as of the Closing Date. The Buyer has named the Company as an additional insured on its occurrence-based products liability insurance policy and shall maintain such insurance (or similar insurance) for a period of four (4) years from the Closing Date.


                                  ARTICLE VIII

                                    COVENANTS

     SECTION 8.1 COMPLIANCE WITH LAW. The Sellers will promptly comply in all material respects with all laws and regulations applicable to the Business and the Purchased Assets and all laws and regulations with which compliance is required by the Sellers for the valid consummation of the transactions contemplated hereby and will promptly notify the Buyer of any legal, administrative or other proceedings, investigations, inquiries, complaints, notices of violation or other asserted claims, judgments, injunctions or restrictions, pending, outstanding or threatened or contemplated, which could affect the Business or any of the Purchased Assets.

     SECTION 8.2 OPERATION OF BUSINESS PRIOR TO CLOSING. Prior to the Closing Date, and except as otherwise contemplated by this Agreement or with the specific prior written consent of the Buyer, the Sellers covenant and agree that:

     (a) the Company shall conduct the Business in the ordinary course, consistent with past practices;

     (b) except as disclosed on SCHEDULE 8.2(b), the Company shall not enter into any contract or commitment entailing a commitment, or make any expenditures for, property, plant or equipment in excess of $100,000 in the aggregate without obtaining the prior written consent of the Buyer;

     (c) except as disclosed on SCHEDULE 8.2(c), the Company shall not enter into any new employment agreement, sales agency agreement or other contract for the performance of personal services which is not terminable without liability upon no more than thirty (30) days' notice or grant any general increase in the compensation payable or to become payable to any officers or employees engaged in or relating to the Business (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), saving and excepting the exercise, purchase or exchange of options issued pursuant to the Stock Option Plan, or any special increase in the compensation payable or to become payable to any such officer or employee, or make any bonus payments to any such officer or employee, except for normal merit and cost of living increases in the ordinary course of business and in accordance with past practice;

     (d) the Company will use its best efforts to preserve the Business intact and the goodwill of customers and others having business relations on behalf of or relating to the Business and to keep available the employees of the Company for employment by the Buyer;

     (e) the Company will maintain its real and personal properties used in connection with the Business in as good as a state of operating condition and repair as they are on the date of this Agreement, except for ordinary wear and tear;

     (f) the Company will not terminate or modify any leases, contracts, governmental licenses, permits, or other authorizations or agreements affecting its real and/or personal properties used in connection with the Business or the operation thereof or any additional lease or contract of any nature affecting such properties or the operation thereof;

     (g) the Company will keep in force all policies of insurance covering or relating to the real and personal property used in the operation of the Business to the Closing Date;

     (h) the Company will not do or omit to do any act, or permit any act or omission to act, which may cause a breach of any Operating Agreement or a breach of any representation, warranty, covenant or agreement made by the Company herein;

     (i) the Company will not enter into any contract or commitment on behalf of or relating to the Business, and no purchase of raw materials or supplies and no sales of any of its assets will be made on behalf of or in relation to the Business, except (i) normal contracts or commitments for the purchase of, and normal purchases of, raw materials and supplies made in the ordinary course of business and consistent with past practice, and (ii) normal contracts or commitments for the sale of, and normal sales of, product or inventory in the ordinary course of business and consistent with past practice;

     (j) except as set forth on SCHEDULE 8.2(j), no obligations or liabilities of or relating to the Business, whether absolute or contingent (including litigation claims), shall be discharged, satisfied or paid, other than liabilities shown on the Financial Statements and/or Interim Financial Statements and liabilities incurred after the date thereof in the ordinary course of business and in normal amounts, and no such discharge, satisfaction or payment shall be effected other than in accordance with the ordinary payment terms relating to the liability discharged, satisfied or paid;

     (k) no debts of or claims against others arising out of or relating to the Business held by the Company shall be canceled or released and no rights relating to the Business shall be waived, except in the ordinary course of business;

     (l) the Company will not write up the value of any inventory of or relating to the Business, determine as collectible any notes or accounts receivable of or arising out of the Business which were previously considered to be uncollectible, except for adjustments and changes in the ordinary course of business and consistent with past practice;

     (m) except for the changes set forth in the Principles and Procedures, the Company will not make any change in any method of accounting principles or practices;

     (n) the Company will maintain accounts receivable, inventory, accounts payable and other tangible capital accounts relating to the Business at levels consistent with their normal business practices; and

     (o) the Company will not incur any indebtedness or other liabilities (whether absolute, accrued, contingent or otherwise) or guarantee any such indebtedness relating to the Business, except in the ordinary course of its business.


     SECTION 8.3 ACCESS. At all times prior to the Closing Date, the Sellers shall provide the Buyer and its representatives with reasonable access to, and will make available for inspection and review, all properties, personnel, books, records and accounts of the Company in order that the Buyer may have a reasonable opportunity to make such investigation as it shall desire to make of the Business during normal business hours. It is understood that the Buyer shall be permitted to maintain personnel on the premises of the Company during normal business hours to observe all aspects of the operations of the Business and to confer with the Company's management, attorneys, accountants and other third parties reasonably requested for verification of any information obtained pursuant to such observations. The Sellers also consent to the examination by Price Waterhouse of work papers and other records of the Accountants pertaining to the Business and will cooperate with Buyer to obtain such access and related information from the Accountants.

     SECTION 8.4 ENVIRONMENTAL MATTERS. The Sellers covenant and agree to undertake and, to the extent reasonably possible, complete prior to the Closing Date the evaluation and correction of the environmental matters set forth in this Section 8.4. Notwithstanding anything to the contrary in this Agreement, the Sellers' performance of the covenants in this Section 8.4 (or the qualifications set forth in Section 8.4(f)) shall not excuse or mitigate any breach of the Sellers' representations and warranties under Article VI hereof or relieve the Sellers of their indemnification obligations set forth in Section 11.2.

     (a) Sellers shall remove from all Real Property and all Leased Property all trash, empty drums, and other discarded materials, other than such materials which are removed by vendors under contracts requiring removal no less frequently than one time per month.

     (b) Sellers shall either (i) obtain all required permits to construct air pollution sources which are required under Environmental Laws, obtain all permits to operate air pollution sources currently required under Environmental Laws, and file a complete application for all permits or exemptions from permitting which will be required under Title V of the federal Clean Air Act and applicable state laws implementing Title V or (ii) obtain the opinion of a reputable environmental consultant that any such permit(s) is not required or will not be required under Environmental Laws, including Title V.

     (c) Sellers shall evaluate the need to file and, as appropriate, file Form R's as required under the federal Emergency Planning and Community Right-to-Know Act, for all years during which the Sellers operated any Real Property or Leased Property which is or was a facility under such Act.

     (d) Sellers shall obtain a SPCC plan in compliance with the requirements of 40 CFR Part 112 for the Eagen, MN property, and shall obtain a stormwater permit for the Oaks, ND property.

     (e) Sellers shall comply with all requirements of 40 CFR Parts 403 and 433 relating to discharges of wastewater from the Oaks, ND property.

     (f)  The Sellers shall fulfill all of the Sellers' obligations under
Section 8.4(b), (c), (d) and (e) by agreeing to employ, at Sellers' own cost and expense, ENSR Consultants, Inc. ("ENSR") to perform the services as detailed in
SCHEDULE 8.4(f), irrespective of whether, for any reason other than non-payment by Sellers of ENSR's fees and expenses, ENSR fails to obtain any or all of the permits, forms and plans otherwise required under said Sections 8.4(b), (c), (d) and (e).

                                   ARTICLE IX

                CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

     All obligations of the Buyer that are to be discharged under this Agreement at the Closing are subject to the fulfillment, at Closing or effective as of the Closing Date, of each of the following conditions (unless expressly waived in writing by the Buyer at any time at or prior to the Closing) and the Sellers shall use their reasonable efforts to cause each of such conditions to be satisfied:

     SECTION 9.1 REPRESENTATIONS AND WARRANTIES. On the Closing Date, the representations and warranties of the Sellers set forth in Article VI of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date, and the Buyer shall have received at the Closing a certificate, dated the Closing Date, signed by the President or Vice President of the Company and by each of the Stockholders to such effect.

     SECTION 9.2 COVENANTS, AGREEMENTS AND CONDITIONS. The Sellers shall have performed and complied with all covenants, agreements and conditions contained in this Agreement required to be performed by them on or prior to the Closing Date, and the Buyer shall have received at the Closing a certificate, dated the Closing Date, signed by the President or Vice President of the Company and each of the Stockholders to such effect.

     SECTION 9.3 NO MATERIAL ADVERSE CHANGE. During the period from the date hereof to the Closing Date, there shall not have been any material adverse change in the condition (financial or otherwise) or earnings of the Business.

     SECTION 9.4 CORPORATE PROCEEDINGS; CONSENTS AND APPROVALS. All corporate and other proceedings to be taken and all consents to be obtained in connection with the transactions contemplated by this Agreement by the Sellers and all documents incident thereto shall be reasonably satisfactory in form and substance to the Buyer and its counsel, Dickstein Shapiro Morin & Oshinsky LLP, each of whom shall have received all such originals or certified or other copies of such documents as either may reasonably request.

     SECTION 9.5 PROCEEDINGS. No action or proceeding shall be pending or threatened to restrain or prevent the consummation of the transactions contemplated hereby.

     SECTION 9.6 GOVERNMENTAL APPROVALS. There shall have been received all necessary governmental consents or authorizations required in connection with the transactions contemplated hereby.

     SECTION 9.7 INSURANCE. The Company shall have maintained in full force and effect the insurance coverage described in SCHEDULE 6.14 hereto or policies providing substantially equivalent coverage to the Closing Date.

     SECTION 9.8 DELIVERIES. The Sellers shall have delivered to the Buyer the following items:

     (a) certified resolutions of the Board of Directors and stockholders of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein;

     (b) executed documents of transfer and assignment required to transfer title to the Purchased Assets to the Buyer, including without limitation (i) the Bill of Sale, Assignment and Assumption Agreement; and (ii) such other deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and delivery as the Buyer may reasonably request;

     (c) applications for such tax clearance certificates as may be required by the Buyer to evidence payment of any outstanding tax obligations of the Company;

     (d) except as set forth on SCHEDULE 6.3, certificates from appropriate authorities, dated as of the Closing Date, as to the good standing and qualification to do business of, and payment of franchise taxes by the Company in each jurisdiction where it operates the Business;

     (e) a joint notice by the Company and the Buyer regarding disposition of funds deposited subsequent to the Closing Date in the Company's lockbox and with each of the Company's other bank accounts;

     (f) an executed assignable agreement between Lull Industries, Inc. and Marlow Fabrication, Inc. in form satisfactory to the Buyer; and

     (g) all other previously undelivered items required to be delivered by the Sellers to the Buyer at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith unless waived in writing by the Buyer.

     SECTION 9.9 RELEASES OF LIENS. The Sellers shall have delivered to the Buyer releases of all liens and encumbrances of record on the Purchased Assets other than the liens and encumbrances set forth on SCHEDULE 9.9.

     SECTION 9.10 CUSTOMER RELATIONSHIPS. The Buyer shall be reasonably satisfied with the Company's relationship with its customers listed on SCHEDULE 6.24.

     SECTION 9.11 CONSENTS OF THIRD PARTIES. There shall have been received all necessary consents from third parties to the assignment and conveyance of the Purchased Assets to the Buyer, including those set forth on SCHEDULE 9.11.

     SECTION 9.12 OPINION OF COUNSEL. The Buyer shall have received a written opinion dated as of the Closing Date from Leonard, Street and Deinard, counsel to the Company, in the form attached hereto as EXHIBIT E.

     SECTION 9.13 PAYMENT OF EXPENSES. The Buyer shall have received payment for or evidence of payment by the Company of all fees and expenses required to be paid by the Company pursuant to Sections 5.1, 5.6 and 5.7. In addition, the Buyer shall have received payment of the cash surrender value, as of the Closing Date, of the key man insurance policies set forth on SCHEDULE 6.8.


                                    ARTICLE X

               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS

     All obligations of the Sellers that are to be discharged under this Agreement at the Closing are subject to the fulfillment at the Closing or effective as of the Closing Date of each of the following conditions (unless expressly waived in writing by the Sellers at any time at or prior to the Closing) and the Buyer shall use its reasonable efforts to cause each of such conditions to be satisfied:

     SECTION 10.1 REPRESENTATIONS AND WARRANTIES. On the Closing Date, the representations and warranties of the Buyer set forth in Article VII of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date, and the Sellers shall have received at the Closing a certificate, dated the Closing Date, signed by the President or a Vice President of the Buyer to such effect.

     SECTION 10.2 COVENANTS, AGREEMENTS AND CONDITIONS. The Buyer shall have performed and complied with all covenants, agreements and conditions contained in this Agreement required to be performed by it on or prior to the Closing Date, and the Sellers shall have received at the Closing a certificate, dated the Closing Date, signed by the President or a Vice President of the Buyer to such effect.

     SECTION 10.3 PROCEEDINGS. No action or proceeding shall be pending or threatened to restrain or prevent the consummation of the transactions contemplated hereby.

     SECTION 10.4 CORPORATE PROCEEDINGS; CONSENTS AND APPROVALS. All corporate and other proceedings to be taken and all consents to be obtained in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company and its counsel, Leonard, Street and Deinard, each of whom shall have received all such originals or certified or other copies of such documents as either may reasonably request.

     SECTION 10.5 GOVERNMENTAL APPROVALS. There shall have been received all necessary governmental consents or authorizations required in connection with the transactions contemplated hereby.

     SECTION 10.6 DELIVERIES. The Buyer shall have delivered to the Sellers, and Escrow Agent as applicable, the following items:

     (a)  the Estimated Purchase Price as required under Section 3.2;

     (b) certified resolutions of the Board of Directors of the Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein;

     (c) executed documents reasonably requested by the Sellers providing for the assumption of obligations in accordance with Section 2.2, including without limitation, the Bill of Sale, Assignment and Assumption Agreement; and

     (d) all other previously undelivered items required to be delivered by the Buyer at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith unless waived in writing by the Sellers.

     SECTION 10.7 OPINION OF COUNSEL. The Sellers shall have received a written opinion dated as of the Closing Date from Dickstein Shapiro Morin & Oshinsky LLP, counsel to the Buyer, in the form attached hereto as EXHIBIT F.

     SECTION 10.8 INSURANCE. The Buyer shall have obtained the insurance coverage described in SCHEDULE 7.6 hereto, and said insurance coverage shall be in full force and effect as of the Closing Date.


                                   ARTICLE XI

                              POST-CLOSING MATTERS

     SECTION 11.1   INDEMNIFICATION.

     (a) The individual Sellers, individually and not jointly, and the Company shall protect, defend, hold harmless and indemnify the Buyer, its officers, directors, employees and agents, and their respective successors and assigns from, against and in respect of any and all losses, liabilities, deficiencies, penalties, fines, costs, damages and expenses (including without limitation, reasonable professional fees and costs of investigation, litigation, settlement, and judgment and interest awarded) (collectively, "Losses") that may be suffered or incurred by any of them arising from or by reason of any of the following:

          (i) Any breach of any representation, warranty, covenant or agreement made by the Sellers in this Agreement or contained in any certificate executed by the Sellers and delivered to the Buyer in connection with this Agreement;

          (ii)      Any liability of the Company which is not an Assumed
     Liability;

          (iii)     Any Boom Recall Costs in excess of $2,000,000;

          (iv) Any liability and obligations relating to product liability claims for the use of goods or products manufactured, sold, tested, handled or distributed by the Company, Lull Corporation ("Lull Corp."), Lull Engineering Co. ("Lull Engineering"), or any of their subsidiaries or Affiliates which causes or caused, allegedly causes or caused or is deemed to cause or have caused personal injury or property damage taking place with respect to all injured persons and damaged property prior to the Closing Date (including without limitation the existing litigation listed on SCHEDULE 6.10), and, with respect to Lull Corp., Lull Engineering or any of their subsidiaries or Affiliates, personal injury or property damage taking place with respect to all injured persons and damaged property on or subsequent to the Closing Date; provided, however, that, the Buyer shall pay one-half of any insurance retention or deductible with respect to a personal injury or property damage claim which was incurred prior to the Company's acquisition of the Business but not reported until after the Closing Date; and

          (v) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including without limitation, interest, penalties, reasonable legal fees and accounting fees) incident to the foregoing and the enforcement of the provisions of this Section 11.1 or
     Section 11.2.

     (b) The Buyer shall protect, defend, hold harmless and indemnify the Sellers, their officers, directors, employees and agents, and their respective successors and assigns from, against and in respect of any and all Losses that may be suffered or incurred by any of them arising from or by reason of any of the following:

          (i) Any breach of any representation, warranty, covenant or agreement made by the Buyer in this Agreement or contained in any certificate executed by the Buyer and delivered to the Sellers in connection with this Agreement;

          (ii) Any failure by the Buyer to perform, pay or discharge any of the Assumed Liabilities;

          (iii) Except as otherwise provided for herein, any and all Losses incurred in connection with the Buyer's operation of the Business
     (A) occurring after the Closing Date, and (B) caused by the Buyer or by any act or omission of a third party or parties after the Closing Date; and

          (iv) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including without limitation, interest, penalties, reasonable legal fees and accounting fees) incident to the foregoing and the enforcement of the provisions of this Section 11.1.

     (c) The Sellers and the Buyer shall not be responsible to each other for any Losses arising under this Section 11.1 (except for (i) any Losses caused by any breach of the representations and warranties set forth in Sections 6.1, 6.31, 6.34 and 7.5; (ii) any Losses arising under Section 11.1(a)(iii) and under
Section 11.1(a)(v) to the extent incurred in connection with the enforcement of
Section 11.1(a)(iii); (iii) any Losses arising under Section 11.1(a)(iv) or under Section 11.1(a)(v) to the extent incurred in connection with Section 11.1(a)(iv); (iv) any amounts owed to the Buyer by the Company pursuant to
Section 3.3(c) in excess of the Purchase Price Escrow Fund and (v) any Losses caused by any breach of the post-Closing covenants and agreements set forth in Sections 11.8, 11.9, 11.10, 11.11, 11.12, 11.13, 11.14 and 11.15) unless and until such Losses exceed $350,000, and then only to the extent of such excess. The maximum aggregate amount which the Buyer shall be entitled to recover from the Sellers under Article XI shall not exceed $3,500,000. The maximum aggregate amount which the Sellers shall be entitled to recover from the Buyer under
Article XI shall not exceed $3,500,000.

     (d) In the event the Buyer seeks indemnification for any Losses arising under Section 11.1(a)(iv), the Buyer shall first seek to obtain recovery pursuant to the applicable insurance coverage listed on SCHEDULE 7.6; provided however this Section 11.1(d) shall in no way limit the ability of the Buyer to seek recovery under Section 11.1(a)(iv) from the Sellers for amounts not covered by such insurance, including any deductibles or coverage limits or limitations thereunder.

     (e) For purposes of this Section 11.1 and Section 11.2, any assertion of fact and/or law by a third party that, if true, would constitute a breach of a representation or warranty made by a party to this Agreement or make operational an indemnification obligation hereunder, shall, on the date that such assertion is made, immediately invoke that party's obligation to protect, defend, hold harmless and indemnify the other party to this Agreement pursuant to this
Section 11.1 and Section 11.2.

     SECTION 11.2 COMPLIANCE WITH ENVIRONMENTAL REGULATORY REQUIREMENTS AND ENVIRONMENTAL INDEMNIFICATION.

     (a) Except as set forth in Section 11.2(c) hereunder, the Sellers shall be responsible for, and shall indemnify and defend the Buyer against and save it harmless from, against, and in respect of, and covenants not to sue the Buyer, its officers, directors, shareholders and agents, and their respective successors and assigns for, any and all Losses incurred with regard to the matters set forth in Section 6.27 or SCHEDULE 6.27 hereof or based upon the presence of or any release of any Hazardous Material occurring prior to the Closing Date whether caused by any act or omission of a third party or parties or by virtue of any condition or use of the properties owned, leased, operated or controlled by the Company or the previous owners of the business acquired by the Company.

     (b) Except as set forth in Section 11.2(c) hereunder, the indemnification of this Section 11.2 shall include any and all Losses relating to or arising out of any claim, order or requirement by any Person or regulatory agency arising out of, related to or in connection with (i) any violation or alleged violation attributable to circumstances or events arising or occurring prior to the Closing Date, of any federal, state, local or foreign license, permit or other government approval, authorization, order, decree, judgment, injunction, notice, or request for information pertaining to any environmental matter; (ii) the generation, transport, treatment, recycling, storage or disposal of Hazardous Material, or arrangement therefor, prior to the Closing Date, at or from any facility owned, leased, controlled or operated by the Company or the previous owners of the business acquired by the Company; and (iii) the disposal, discharge, migration, emission or release of any Hazardous Material in or on any facility owned, leased, controlled or operated by the Company or the previous owners of the business acquired by the Company.

     (c) Notwithstanding any provision in this Agreement to the contrary, the Sellers shall not be responsible for, and shall not indemnify the Buyer against, any and all Losses incurred in connection with Item 6 set forth on SCHEDULE 6.27 hereto.

     (d) In the event that liabilities and costs result from circumstances or events arising or occurring both before and after the Closing Date, the Sellers shall be liable under this Section 11.2 only for those liabilities and costs attributable to circumstances or events arising or occurring prior to the Closing Date. If costs and liabilities are not clearly allocable to circumstances or events arising or occurring either before or after the Closing Date, such allocation shall be made in an equitable manner.

     (e) The indemnification of this Section 11.2 shall also include any Losses relating to or arising out of any claim of injury to employees of the Company caused by the Company's use of asbestos in any manner provided that this indemnification shall only be applicable to the extent such injury results from asbestos which was present in any product or asset of the Company on or prior to the Closing.

     SECTION 11.3        INDEMNIFICATION PROCEDURES.

     All claims for indemnification under this Agreement shall be asserted and resolved as follows:

     (a) A party claiming indemnification under this Agreement (an "Indemnified Party") shall promptly (i) notify the party from whom indemnification is sought (the "Indemnifying Party") of any third-party claim or claims ("Third Party Claim") asserted against the Indemnified Party which could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of damages attributable to the Third Party Claim, if reasonably possible, and the basis of the Indemnified Party's request for indemnification under this Agreement.

     (b) Within 30 days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article XI with respect to such Third Party Claim and (ii) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party does not dispute the Third Party Claim and does not dispute the estimate of damages, and if the Indemnifying Party is the Sellers, the Sellers shall join with the Buyer in signing a certificate to such damages and in presenting the same to the Escrow Agent under the Escrow Agreement. In the event either (or both) of the Indemnifying Party and the Indemnified Party elect to defend against a Third Party Claim, the Indemnified Party shall give notice of the same, and the estimate of the amount of damages attributable to the same, to the Escrow Agent under the Escrow Agreement.

     (c) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party does not dispute its potential liability to the Indemnified Party under this Article XI and that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 11.3. The Indemnifying Party shall have full control of such defense and proceedings including any compromise or settlement thereof; provided that any non-monetary aspect of any settlement shall require the consent of the Buyer, which consent shall not be unreasonably withheld or delayed. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder or if the Indemnifying Party assumes the defense with respect to the Third Party Claim), to file, during the Election Period, any motion, answer or other pleadings which the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 11.3 and, except as permitted above, shall bear its own costs and expenses with respect to such participation.

     (d) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to this Section 11.3, or if the Indemnifying Party elects to defend the Indemnified Party pursuant to this Section 11.3 but fails to diligently and promptly prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings. The Indemnified Party shall have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld or delayed, any compromise or settlement of such Third Party Claim. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 11.3, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

     (e) In the event an Indemnified Party should have a claim against an Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not dispute the Indemnity Notice, and if the Indemnity Party is the Sellers, the Sellers shall join with the Buyer in signing a certificate to such damages and in presenting the same to the Escrow Agent under the Escrow Agreement. In the event that the Indemnifying Party disputes such claim, the Indemnifying Party and the Indemnified Party shall within 30 days of the Indemnity Notice attempt to settle the same by mutual agreement. If the dispute is not resolved within said thirty-day period, such dispute shall be resolved by the arbitration procedure specified in Section 11.7 herein. In the event the dispute is submitted to arbitration, the Indemnified Party shall give notice of the same, and the amount of the disputed claim, to the Escrow Agent under the Escrow Agreement.

     (f) Payments of all amounts owing by the Indemnifying Party pursuant to Sections 11.3(b), (c) and (d) shall be made (aa) if owed by Sellers, by the Sellers and Buyer signing a certificate to such claims and presenting the same to the Escrow Agent under the Escrow Agreement, or (bb) if owed by Buyer, by Buyer making payment of the same to the Sellers, all within thirty (30) days after the latest of (i) the settlement of the Third Party Claim, or (ii) the expiration of the period for appeal of a final adjudication of such Third Party Claim. Payments of all amounts owing by the Indemnifying Party pursuant to
Section 11.3(e) shall be made (aa) if owed by Sellers, by the Sellers and

Buyer signing a certificate to such claims and presenting the same to the Escrow Agent under the Escrow Agreement, or (bb) if owed by Buyer, by Buyer making payment of the same to the Sellers, all within thirty (30) days after the later of the date of settlement by mutual agreement, or the arbitration decision.

     (g) The failure to provide notice as provided in this Section 11.3 shall not excuse any party from its continuing obligations hereunder; however, any claim shall be reduced by the damages resulting from such party's delay or failure to provide notice as provided in this Section 11.3.

     (h) In the event the Indemnified Party provides to the Escrow Agent a Claims Notice or an Indemnity Notice which estimates the damages grossly in excess of the damages actually settled, adjudicated or arbitrated, as the case may be, the Indemnifying Party may assert its expenses so incurred in a claim against the Indemnified Party under the arbitration procedure specified in
Section 11.7 herein.

     SECTION 11.4   LIMITATIONS ON BUYER'S REMEDIES.

     Notwithstanding any provision in this Agreement to the contrary, (i) the Buyer's sole and exclusive remedy for any and all Losses under this Agreement shall be to make a claim for the same against the Escrow Amount in accordance with the procedures set forth in this Agreement and pursuant to the terms of the Escrow Agreement; provided however, nothing herein shall prevent the Buyer from seeking an injunction or other non-monetary or equitable remedy from the Arbitrator; (ii) in no event shall the Sellers be liable to indemnify the Buyer in an aggregate amount exceeding the Escrow Amount; and (iii) except as set forth in Section 11.5, no claims for Losses will be recognized unless the event giving rise to such claim occurred on or before February 15, 1998 and the Buyer has so notified the Sellers and the Escrow Agent of the existence of such claim on or before February 15, 1998.

     SECTION 11.5   SPECIAL BOOM RECALL PROVISIONS.

     (a) The Buyer may make claims for indemnification against the Escrow Amount pursuant to the terms of this Agreement and the Escrow Agreement for Losses arising under Section 11.1(a)(iii) and under Section 11.1(a)(v) to the extent incurred in connection with the enforcement of Section 11.1(a)(iii) until the Second Anniversary Date.

     (b) Without limiting the right of the Buyer to make claims for Losses arising under Section 11.1(a)(iii) and under Section 11.1(a)(v) to the extent incurred in connection with the enforcement of Section 11.1(a)(iii) and which are incurred prior to or on the Second Anniversary Date, the Buyer may on the Second Anniversary Date make the following claims for indemnification:

          (i) if on the Second Anniversary Date any of the Original Boom Recall Machines have not been repaired in accordance with the Boom Recall, then a claim for one hundred fifty percent (150%) of the Boom Recall Costs required for each such unrepaired Original Boom Recall Machine, based on the average of the actual per machine Boom Recall Costs for the last ten
     (10) Original Boom Recall Machines repaired in accordance with the Boom Recall; and

          (ii) if on the Second Anniversary Date any of the Original Boom Recall Machines that have been repaired in accordance with the Boom Recall require additional repairs in connection with the Boom Recall, or if the Buyer reasonably anticipates such repairs will be necessary, then a claim for (A) if such additional repairs have previously been performed on any of the Original Boom Recall Machines, then a claim for one hundred fifty percent (150%) of the costs for the additional repairs to each such Original Boom Recall Machine, based on the average of the actual costs per machine for all Original Boom Recall Machines requiring such additional repair and (B) if such additional repair had not been previously performed on any of the Original Boom Recall Machines, then one hundred fifty percent (150%) of the costs reasonably anticipated by the Buyer for such additional repairs.

     (c) Upon the reasonable determination by the Buyer that it no longer requires the use of the Boom Recall Vehicles described in EXHIBIT G for the Boom Recall (which determination shall be made promptly after the completion of the Boom Recall), the Buyer shall make a good faith effort to sell the Boom Recall Vehicles for a price at or near their then fair market value. Any such sale shall be conducted with the cooperation and assistance, if promptly given following notice, of Badger R. Bazen or his designee. The proceeds from such sale shall be distributed as follows:

          (i) if proceeds from the sale are received by the Buyer prior to the Second Anniversary Date, the funds shall be added to the Claims Amount Escrow Fund;

          (ii) if proceeds from the sale are received by the Buyer on or subsequent to the Second Anniversary Date and there are no outstanding claims by the Buyer for Losses arising under Section 11.1(a)(iii) or under
     Section 11.1(a)(v) incurred in connection with the enforcement of Section 11.1(a)(iii) on the date such proceeds are received, the Buyer shall disburse the funds to the Sellers' Agents; and

          (iii) if proceeds from the sale are received by the Buyer on or subsequent to the Second Anniversary Date, and if there are outstanding claims by the Buyer for Losses arising under Section 11.1(a)(iii) or under
     Section 11.1(a)(v) incurred in connection with the enforcement of Section 11.1(a)(iii), then:

               (A) if at the time the claim(s) was made, the amount of such claim(s) was limited by a shortfall in the funds available for such claim(s) in the Claims Amount Escrow Fund (whether such shortfall was caused by a previous distribution of funds or any previous claims made), then the Buyer shall deposit that portion of the proceeds from the sale required to fund such shortfall into the Claims Amount Escrow Fund and shall pay the remainder of such proceeds, if any, to the Sellers' Agents; or

               (B) if at the time the claim(s) was made, the amount of such claim(s) was not limited by funds available for such claim(s) in the Claims Amount Escrow Fund, then the proceeds from the sale shall be paid to the Sellers' Agents.

     SECTION 11.6 SELLERS' AGENTS.

     (a) The Sellers hereby designate Badger R. Bazen ("Bazen") and Wilbur F. Sharpe, Jr. ("Sharpe") as the Sellers' agents ("Sellers' Agents") for the purposes of (i) giving and receiving Claim Notices and Indemnity Notices, (ii) executing and delivering certificates and notices to the Escrow Agent under the Escrow Agreement, (iii) representing the Sellers in the defense of any Third Party Claim, and (iv) negotiating, settling and arbitrating Third Party Claims and claims for other Losses under this Agreement. All notices to and communications with the Sellers by the Buyer after the Closing Date shall be made to Sellers' Agents, and all notices and communications by Sellers' Agents to Buyer after the Closing Date on behalf of the Sellers shall be deemed to be on behalf of all of the Sellers. Buyer shall be entitled to rely upon a certificate, notice or communication executed by Sellers' Agents as being made on behalf of all of the Sellers, and such certificate, notice or communication will be binding upon all of the Sellers, as though executed by each and all of the same.

     (b) In the event either Bazen or Sharpe dies, or becomes disabled from serving as one of Sellers' Agents hereunder, the survivor or the non-disabled person of the aforesaid two individuals shall serve as the sole Sellers' Agent hereunder. If both Bazen and Sharpe die or are disabled from serving as Sellers' Agents hereunder, two successor Sellers' Agents will be designated by a written notice to Buyer executed by at least six of the Sellers. Buyer shall be entitled to rely upon such notice, and the same shall be binding on all of the Sellers as though executed by each and all of the same.

     (c) Each of the Sellers hereby individually waives any and all claims such Sellers may now or at any time in the future have as a result of Buyer's proper delivery hereunder of notices, certificates or communications to Sellers under this Agreement, and/or arising out of Buyer's relying upon any notices, certificates or communications properly made to Buyer by Sellers' Agents under this Agreement.

     SECTION 11.7   DISPUTE RESOLUTION BY ARBITRATION.

     (a) In the event any dispute arises out of or relates to this Agreement, or arises out of or relates to the Escrow Agreement, and is unable to be resolved by mutual agreement of the parties hereto, including specifically, but without limitation thereto, in the event the Sellers and the Buyer are unable to resolve matters outstanding with regard to the Working Capital Statement adjustments under Section 3.3, or claims for indemnification under Article XI herein, all matters so disputed shall be submitted to one of the six largest public accounting firms mutually acceptable to the Sellers and the Buyer, or if the Sellers and Buyer cannot agree upon such firm within ten business days of the date the matter or matters are to be submitted to arbitration, then all matters so disputed shall be submitted to one of the six largest public accounting firms selected by the presiding officer of the American Arbitration Association in Minneapolis, Minnesota (the accounting firm so selected being referred to herein as the "Arbitrator") for resolution in accordance with the terms, where applicable, of this Agreement, the Escrow Agreement, and the Principles and Procedures, and otherwise in accordance with the Rules of the American Arbitration Association, such arbitration to take place in Minneapolis, Minnesota.

     (b) The Arbitrator shall be requested by the Sellers and the Buyer to make its determination as soon as possible after the matter or matters in dispute are submitted to the same, and such determination shall be final and binding upon all of the parties hereto. All fees and disbursements of the Arbitrator shall be paid in accordance with the decision of the Arbitrator. Any payment required to be made as a consequence of the decision of the Arbitrator shall be made by the party hereto then obligated to pay the same, not later than thirty days after the receipt of such decision.

     (c) The Arbitrator shall have the authority to award any remedy or relief that a court of the State of Minnesota could order or grant, including, without limitation, equitable remedies, rescission, or specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process, provided, however, that punitive or exemplary damages shall not be awarded by the Arbitrator or by any court.

     (d) Nothing in this Section 11.7 shall prevent the Buyer from joining or asserting a cross-claim or third-party claim against the Sellers in connection with a suit brought by a third party against the Buyer.

     SECTION 11.8   CONFIDENTIALITY.

     (a) Each party hereto and its respective accountants, attorneys, employees and other agents, will keep confidential all information, oral and written, obtained from any other party hereto or its affiliates and refrain from using in any manner all information set forth above not otherwise publicly available notwithstanding the termination of this Agreement.

     (b) The Sellers agree that, at all times from and after the Closing Date, they shall keep secret and retain in strictest confidence, and shall not use for its benefit or for the benefit of others, confidential information with respect to the Business, including, but not limited to, know-how, trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans other than any of the foregoing which are in the public domain (except through conduct of the Sellers which violate this Section 11.8) prior to any disclosure by the Sellers.

     SECTION 11.9 NONCOMPETITION. The Company agrees that for the period commencing on the Closing Date and terminating five (5) years from the Closing Date, it will not directly or indirectly (A) engage in the business of manufacturing, marketing, selling or distributing products of the kind manufactured, sold or distributed by the Business on the date of this Agreement anywhere in the world; (B) solicit the employment of or hire any person while such person is in the employ of the Buyer; or (C) induce or attempt to induce any individual, business, corporation, firm, partnership or other business entity that is a customer of supplier to the Buyer or any distributor or seller of products of the Buyer, or that otherwise is a contracting party with the Buyer, to terminate or otherwise adversely change or to cancel any written or oral agreement with the Buyer; PROVIDED, that if the Company shall breach any covenant of this Section 11.9, the periods specified in this Section 11.9 shall be extended by the number of days during which the Company is in breach of such covenant. The Company acknowledges that the periods of restriction, the geographical areas of restriction and the restraints imposed by the provisions of this Section 11.9 and Section 11.8 are fair and reasonably required for the protection of the Buyer. In the event that any of the provisions of this
Section 11.9 relating to the geographic areas of restriction or the periods of restriction shall be deemed to exceed the maximum area or period of time which a court of competent jurisdiction would deem enforceable, the geographic areas and times shall, for the purposes of this Agreement, be deemed to be the maximum areas or time periods which a court of competent jurisdiction would deem valid and enforceable in any state in which such court of competent jurisdiction shall be convened. The Company agrees that any violation of the covenants contained in this Section 11.9 and Section 11.8 is likely to cause irreparable damage to the Buyer and may, as a matter of course, be restrained by process issued out of a court of competent jurisdiction, in addition to any other remedies provided by law.

     SECTION 11.10 FURTHER ASSURANCES. Each party hereto shall cooperate with the other, and execute and deliver, or cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and take all such other actions as may be reasonably requested by the other party hereto from time to time, consistent with the terms of this Agreement, to effectuate the purposes and provisions of this Agreement.

     SECTION 11.11 ACCOUNTS RECEIVABLE. The Sellers shall furnish to the Buyer at the Closing a detailed listing of the accounts receivable of the Company which are included in the Purchased Assets (the "Accounts Receivable"), which listing shall have been updated within five (5) business days of the close of business on the Closing Date. The Sellers shall provide to the Buyer any and all information pertinent to collection of the Accounts Receivable remaining outstanding on the Closing Date, promptly as such information shall from time to time come to the knowledge of the Sellers. After the Closing Date, the Buyer shall have the right and authority to collect, for the account of the Buyer, all Accounts Receivable and to endorse with the name of the Company any checks, drafts or other items of payment received on account of the Accounts Receivable. The Company shall promptly transfer and deliver to the Buyer any cash, checks, drafts, other items of payment or other property that it may receive in respect of the Accounts Receivable after the Closing Date. The Sellers acknowledge and agree that any such cash, checks, drafts, other items of payment or other property, while in the possession of the Company shall be held in trust for the Buyer until transferred and delivered to the Buyer.

     SECTION 11.12 PRO-RATING OF EXPENSES. After the Closing Date, any bills or requests for payment received by the Company or the Buyer in connection with the Business which reflect in whole or part liabilities retained or assumed, respectively, by the Company on the one hand, or the Buyer, on the other (excluding any federal, state, or local income taxes), and which are not reflected in the Working Capital Statement, shall be allocated between the Company and the Buyer on the basis of the amount of time covered by such bill or request that the Business was owned by the Company or by the Buyer, or as otherwise appropriate under the terms of this Agreement; provided, however, that neither party shall pay such bill or request for payment without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. If one party fails to obtain such written consent, the other party shall be released from any liability with respect to such bill or request for payment.

     SECTION 11.13 USE OF NAME. The Company agrees that, as of the Closing Date, it will cease to use the name "Lull Industries, Inc." and any derivative or combination thereof in connection with its business activities, it being understood however that the Company can continue to use such name in connection with the preparation and filing of its financial, tax and similar reports and/or returns which relate to the Company as of the Closing Date. Immediately after the Closing, the Company shall, at its expense, take all action required to change the name of the Company in all jurisdictions in which it is registered or qualified to do business.

     SECTION 11.14  MAINTENANCE OF CORPORATE EXISTENCE.  Until the earlier of
(i) December 31, 1996, or (ii) such time as the adjustments to the Purchase Price, if any, are finally determined and paid pursuant to Section 3.3, the Sellers shall (a) maintain the corporate existence and good standing of the Company in the State of Minnesota and (b) cause the Company to retain for its own account at least $500,000 of the proceeds received hereunder.

     SECTION 11.15 SELLERS' ACCESS TO TAX INFORMATION. Buyer agrees to allow Sellers and their authorized representatives reasonable access during normal business hours to the financial books and records relating to the Company's business for any matter relating to any tax or tax return of the Company or of a Seller (insofar as the Seller's tax or tax return is based on the Company's income or other tax items), for the period ending on or prior to the Closing Date, and Buyer agrees that it shall not dispose of such financial books and records for a period of at least seven (7) years from the Closing Date.


                                   ARTICLE XII

                                   TERMINATION

     SECTION 12.1 METHODS OF TERMINATION. This Agreement may be terminated at any time prior to the Closing:

     (a)  by the mutual consent of the Buyer and the Sellers;

     (b) by the Buyer at any time after August 31, 1996 if any of the conditions provided for in Article IX of this Agreement shall not have been met prior to such date; or

     (c) by the Sellers at any time after August 31, 1996 if any of the conditions provided for in Article X of this Agreement shall not have been met prior to such date.

     SECTION 12.2 PROCEDURE UPON TERMINATION. In the event of termination by the Buyer, the Sellers, or both, pursuant to this Article XII, written notice thereof shall promptly be given to the other party and the obligations of the Buyer and the Sellers under this Agreement shall, except as set forth below, terminate without further action. Upon any such termination:

     (a) each party will redeliver all documents, work papers and other materials of the other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

     (b) all information received by either party shall be held in accordance with Section 11.8; and

     (c) neither party shall have any liability or further obligation to the other party, except for such legal and equitable rights and remedies as such party may have under this Agreement or otherwise, by reason of any breach or violation of this Agreement by the other party.

                                  ARTICLE XIII

                                  MISCELLANEOUS

     SECTION 13.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Buyer and the Sellers contained in this Agreement and in any certificate executed and delivered by any of them in connection with this Agreement, shall survive the Closing Date and shall terminate and expire eighteen (18) months thereafter.

     SECTION 13.2 NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and may be delivered personally (including by courier) or by first class registered or certified mail, postage prepaid, addressed to the following addresses or to other such addresses as may be furnished in writing by one party to the others:

     (a)  if to the Sellers:

          Lull Industries, Inc.
          3045 Highway 13
          St. Paul, Minnesota  55121
          Attention: Badger R. Bazen

          with a copy to:

          Leonard, Street and Deinard
          150 South Fifth Street, Suite 2300
          Minneapolis, Minnesota  55402
          Attention:  Stephen R. Pflaum, Esquire

     (b)  if to the Buyer:

          c/o Uniquip Corporation
          369 West Western Avenue
          Port Washington, WI  53074
          Attention:  Chief Executive Officer

          with a copy to:

          Harbour Group Industries, Inc.
          7701 Forsyth Boulevard, Suite 600
          St. Louis, Missouri  63105
          Attention:  Chief Financial Officer
          and a copy to:

          Dickstein Shapiro Morin & Oshinsky LLP
          2101 L Street, N.W.
          Washington, D.C.  20037
          Attention:  Ira H. Polon, Esquire

     Service of any such notice or other communication so made by mail shall be deemed complete on the day of actual delivery thereof as shown by the addressee's registry or certification receipt.

     SECTION 13.3 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without regard to such jurisdiction's conflicts of laws principles. The parties agree that venue for any suit, action, proceeding or litigation arising out of or in relation to this Agreement shall be in any federal or state court in the State of Minnesota having subject matter jurisdiction.

     SECTION 13.4 MODIFICATION; WAIVER. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by the Buyer and the Sellers. Either party may waive any misrepresentation by the other party, or any breach of warranty by, or failure to perform any covenant, obligation or agreement of, the other party, PROVIDED that mere inaction or failure to exercise any right, remedy or option under this Agreement, or delaying in exercising the same, will not operate as nor shall be construed as a waiver, and no waiver will be effective unless set forth in writing and only to the extent specifically stated therein.

     SECTION 13.5 ENTIRE AGREEMENT. This Agreement, the schedules and exhibits hereto and any other agreements or certificates delivered pursuant hereto constitute the entire agreement of the parties hereto with respect to the matters contemplated hereby and supersede all previous written or oral negotiations, commitments, representations and agreements.

     SECTION 13.6 ASSIGNMENT; SUCCESSORS AND ASSIGNS. This Agreement may not be assigned by the Sellers without the prior written consent of the Buyer. The Buyer may assign this Agreement to an affiliated entity of the Buyer or any of its lenders without the prior written consent of any other party. Subject to
Section 13.1, all covenants, representations, warranties and agreements of the parties contained herein shall be binding upon and inure to the benefit of their respective successors and permitted assigns. No assignment will constitute a release of the assigning party without the other party's written consent.

     SECTION 13.7 PUBLIC ANNOUNCEMENTS. No public announcement of the transactions contemplated hereby prior to the Closing or of the terms hereof at any time shall be made by any party without the prior written consent of the other parties, such consent not to be unreasonably withheld or delayed, except to the extent as may be required by law in the opinion of counsel to the Buyer or counsel to the Sellers.

     SECTION 13.8 SEVERABILITY. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable, the remaining provisions shall remain in full force and effect.

     SECTION 13.9 NO THIRD PARTY BENEFICIARY. This Agreement is intended and agreed to be solely for the benefit of the parties hereto, and no third party shall accrue any benefit, claim or right of any kind whatsoever pursuant to, under, by or through this Agreement.

     SECTION 13.10 EXECUTION IN COUNTERPART. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

          WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first written above.


                                        LULL LIFT CORPORATION


                                        By:/s/ P. Enoch Stiff
                                           -------------------------------------
                                           Name:  P. Enoch Stiff
                                           Title: President and Chief
                                                    Executive Officer


                                        LULL INDUSTRIES, INC.


                                        By:/s/ Badger R. Bazen
                                           -------------------------------------
                                           Name:
                                           Title: President


                                        STOCKHOLDERS:


                                        /s/ Badger R. Bazen
                                        ----------------------------------------
                                        Badger R. Bazen


                                        /s/ Charles H. Powers
                                        ----------------------------------------
                                        Charles H. Powers


                                        /s/ Wilbur F. Sharpe, Jr.
                                        ----------------------------------------
                                        Wilbur F. Sharpe, Jr.


                                        /s/ Richard B. Baxter
                                        ----------------------------------------
                                        Richard B. Baxter

                                        /s/ James R. Wisnoski
                                        ----------------------------------------
                                        James R. Wisnoski


                                        /s/ James E. Hoogervorst
                                        ----------------------------------------
                                        James E. Hoogervorst


                                        /s/ David P. Tonia
                                        ----------------------------------------
                                        David P. Tonia


                                        /s/ Glenn B. Bazen
                                        ----------------------------------------
                                        Glenn B. Bazen


                                        /s/ Jeffrey R. Bazen
                                        ----------------------------------------
                                        Jeffrey R. Bazen